                                                                    EXHIBIT 10.6
================================================================================

                            ASSET PURCHASE AGREEMENT

                         dated as of September 30, 2005

                                 by and between

                               ABBOTT LABORATORIES

                                   ("Seller")

                                       and

                            IMARX THERAPEUTICS, INC.

                                    ("Buyer")

================================================================================

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
ARTICLE 1 DEFINITIONS................................................        1
    1.1      Definitions.............................................        1

ARTICLE 2 PURCHASE AND SALE..........................................        5
    2.1      Agreements to Purchase and Sell.........................        5
    2.2      Excluded Assets.........................................        6
    2.3      Assumed Liabilities.....................................        7
    2.4      Excluded Liabilities....................................        8
    2.5      Procedures for Purchased Assets not Transferable........        9

ARTICLE 3 PURCHASE PRICE; CONSISTENT TREATMENT.......................        9
    3.1      Purchase Price..........................................        9
    3.2      Payment of Purchase Price...............................        9
    3.3      Purchase Price Allocation...............................        9
    3.4      Prorations..............................................        9

ARTICLE 4 CLOSING....................................................       10
    4.1      Closing Date............................................       10
    4.2      Transactions at Closing.................................       10

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER...................       10
    5.1      Organization............................................       10
    5.2      Due Authorization.......................................       11
    5.3      Title...................................................       11
    5.4      Intellectual Property...................................       11
    5.5      Compliance with Laws....................................       13
    5.6      Equipment...............................................       13
    5.7      Litigation..............................................       13
    5.8      Consents................................................       13
    5.9      Brokers, Etc............................................       13
    5.10     Financial Information...................................       13
    5.11     Absence of Undisclosed Liabilities......................       13
    5.12     Absence of Unusual Changes and Unusual Transactions.....       13
    5.13     Governmental Authorizations.............................       14
    5.14     Contracts...............................................       14
    5.15     Tax Matters.............................................       14
    5.16     Full Disclosure.........................................       15
    5.17     Disclaimer..............................................       15
    5.18     Independent Investigation...............................       15
    5.19     Investment by the Seller................................       15
    5.20     Raw Material Viability..................................       15

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER....................       15
    6.1      Organization............................................       15
    6.2      Due Authorization.......................................       16
    6.3      Capital Stock...........................................       16

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
    6.4      Subsidiaries............................................       16
    6.5      Title...................................................       16
    6.6      Buyer's Intellectual Property...........................       17
    6.7      Litigation..............................................       17
    6.8      Consents................................................       17
    6.9      Brokers, Etc............................................       17
    6.10     Financial Information...................................       17
    6.11     Absence of Undisclosed Liabilities......................       17
    6.12     Absence of Unusual Changes and Unusual Transactions.....       17
    6.13     Tax Matters.............................................       18
    6.14     Full Disclosure.........................................       18
    6.15     Transactions with Affiliates............................       18
    6.16     Compliance with Laws....................................       18
    6.17     Independent Investigation...............................       18

ARTICLE 7 PRE-CLOSING COVENANTS OF SELLER AND BUYER..................       19
    7.1      Corporate and Other Actions.............................       19
    7.2      Consents and Approvals..................................       19
    7.3      Competition Law Filings.................................       19
    7.4      Access to Information...................................       19
    7.5      Ordinary Course of Business.............................       19
    7.6      Exclusivity.............................................       20

ARTICLE 8 CONDITIONS.................................................       20
    8.1      Conditions to Obligations of Seller.....................       20
    8.2      Conditions to Obligations of Buyer......................       21

ARTICLE 9 POST-CLOSING COVENANTS; OTHER AGREEMENTS...................       22
    9.1      Availability of Records.................................       22
    9.2      Use of Trade or Service Marks...........................       23
    9.3      Tax Matters.............................................       23
    9.4      Non-competition by Seller...............................       23
    9.5      Financial Statements....................................       23
    9.6      Compliance with Laws....................................       24
    9.7      Post-Closing Delivery...................................       24

ARTICLE 10 INDEMNIFICATION AND SURVIVAL..............................       24
    10.1     Indemnification by Seller...............................       24
    10.2     Indemnification by Buyer................................       25
    10.3     Survival................................................       26
    10.4     Exclusive Remedy........................................       26
    10.5     Net Losses and Subrogation..............................       27
    10.6     Insurance...............................................       27

ARTICLE 11 TERMINATION...............................................       27
    11.1     Termination of Agreement................................       27
    11.2     Automatic Termination...................................       27

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
ARTICLE 12 MISCELLANEOUS.............................................       28
    12.1     Assignment..............................................       28
    12.2     No Press Release Without Consent........................       28
    12.3     Confidentiality.........................................       28
    12.4     Expenses................................................       29
    12.5     Severability............................................       29
    12.6     Entire Agreement........................................       29
    12.7     No Third Party Beneficiaries............................       29
    12.8     Waiver..................................................       29
    12.9     Governing Law...........................................       29
    12.10    Headings................................................       29
    12.11    Counterparts............................................       29
    12.12    Further Documents.......................................       29
    12.13    Notices.................................................       29
    12.14    Schedules...............................................       30
    12.15    Construction............................................       31

                             EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A - Assignment and Assumption Agreement
Exhibit B - Intellectual Property Transfer Agreement
Exhibit C - Patent License Agreement
Exhibit D - Promissory Note
Exhibit E - Certificate of Designation
Exhibit F - Inventory Testing Procedures
Exhibit G - Security Agreement
Exhibit H - Series E Preferred Stock Purchase Agreement

SCHEDULES

Schedule 1.1 - Knowledge Persons
Schedule 2.1(a)(i) - Inventory
Schedule 2.1(a)(ii) - Equipment
Schedule 2.1(b) - Transferred Intellectual Property
Schedule 2.1(c) - Contracts
Schedule 2.1(d) - Governmental Authorizations
Schedule 2.1(f) - Product Applications
Schedule 2.1(h) - Raw Materials
Schedule 2.3 - Assumed Liabilities
Schedule 5.3 - Title
Schedule 5.4 - Intellectual Property
Schedule 5.7 - Litigation
Schedule 5.8 - Seller Consents
Schedule 5.13 - Governmental Authorization
Schedule 6.4 - Subsidiaries
Schedule 6.5 - Title
Schedule 6.6 - Buyer's Intellectual Property
Schedule 6.8 - Consents
Schedule 6.15 - Transactions with Affiliates

                            ASSET PURCHASE AGREEMENT

      THIS AGREEMENT, dated as of September 30, 2005, is entered into by and between ABBOTT LABORATORIES, an Illinois corporation ("Seller"), and ImaRx Therapeutics, Inc., a Delaware corporation ("Buyer").

      WHEREAS, Seller wishes to sell to Buyer the Purchased Assets and Assumed Liabilities (each as defined below), and Buyer wishes to purchase such assets from Seller and to assume such liabilities.

      NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the parties hereto agree as follows:

                                    ARTICLE 1

                                  Definitions.

      1.1 Definitions. The following terms have the following meanings when used herein:

      "$" means United States dollars.

      "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls more than fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation).

      "Agreement" means this Asset Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

      "Allocation Schedule" has the meaning set forth in Section 3.3.

      "Assignment and Assumption Agreement" means the Bill of Sale, Conveyance and Assignment in substantially the form attached hereto as Exhibit A.

      "Assumed Liabilities" has the meaning set forth in Section 2.3.

      "Certificate of Designation" means the Certificate of Designation of Rights, Preferences and Privileges of Series E Preferred Stock, in substantially the form attached hereto as Exhibit E.

      "Closing" means the closing of the purchase and sale of the Purchased Assets and assumption of the Assumed Liabilities contemplated by this Agreement.

      "Closing Date" means September 30, 2005, or such other date as may be mutually agreed upon by the Buyer and Seller.

      "Code" means the United States Internal Revenue Code of 1986, as amended.

      "Confidentiality Agreement" has the meaning set forth in Section 12.3.

      "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Buyer, are treated as a single employer under Section 414 of the Code.

      "Contracts" has the meaning set forth in Section 2.1(c).

      "Encumbrance" means any encumbrance, lien, charge, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption or privilege or any agreement or other commitment, whether written or oral, to create any of the foregoing.

      "Equipment" means that equipment designated as "Equipment" on Schedule 2.1(a)(ii).

      "Excluded Assets" has the meaning set forth in Section 2.2.

      "Excluded Liabilities" has the meaning set forth in Section 2.4.

      "Field" means the business of manufacturing, marketing and selling thrombolytic pharmaceutical therapy products, which shall mean serine proteases that converts plasminogen to plasmin to break down the fibrinogen and fibrin to dissolve a thrombus in an artery, vein or in-dwelling catheter, or any proteases or protease activators which catalyze proteolytic breakdown of fibrinogen or fibrin for the same purpose.

      "GAAP" means United States generally accepted accounting principles consistently applied from period to period and throughout any period in accordance with the past practices of Seller or Buyer, as the case may be.

      "Governmental Authorizations" has the meaning set forth in Section 2.1(d).

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indebtedness" shall mean, with respect to any Person, any amount payable by such Person pursuant to an agreement or instrument involving, relating to or evidencing money borrowed or received, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase, or pursuant to a capital lease to which such Person is a party as debtor, borrower or guarantor, all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, all obligations to advance funds including keep wells, comfort letters and similar arrangements and all liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements.

      "Indemnified Person" has the meaning set forth in Section 10.5(a).

      "Indemnifying Person" has the meaning set forth in Section 10.5(a).

      "Intellectual Property Rights" means all intellectual property, industrial and other proprietary rights, protected or protectable, under the laws of the United States or any other country, or any political subdivision thereof, including, without limitation, (i) all trade names, trade dress, trademarks, service marks, logos, brand names and other identifiers; (ii) copyrights, moral rights (including rights of attribution and rights of integrity); (iii) all trade secrets, inventions, discoveries, devices, processes, designs, techniques, trade secrets, ideas, know-how and other confidential or proprietary information, whether or not reduced to practice; (iv) all domestic and foreign patents and the registrations, applications, renewals, divisionals, reissues, reexaminations, supplemental patent certificates, extensions and continuations (in whole or in part) thereof; and (v) all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated with (i) through (iv) above.

      "Intellectual Property Transfer Agreement" means the Intellectual Property Transfer Agreement attached hereto as Exhibit B.

      "Inventory" means clinical trial finished drug product and bulk drug substance and existing intermediates related to the Products as set forth on
Schedule 2.1(a)(i).

      "Inventory Testing Procedures" means the procedures set forth on Exhibit F hereto.

      "Investment Assets" means all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Buyer.

      "Investment Documents" means the Promissory Note, the Security Agreement, the Series E Preferred Stock Purchase Agreement and the Certificate of Designation.

      "Knowledge" means, with respect to either Buyer or Seller, the actual knowledge of the persons listed on Schedule 1.1 after reasonable inquiry.

      "Losses" has the meaning set forth in Section 10.1(a).

      "Multiemployer Plan" means a multiemployer plan as described in Section 4064(a) of ERISA.

      "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other contract or agreement that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including without limitation, any rights to participate in the equity, income or election of directors or officers of such Person.

      "Other Agreements" means, collectively, the Assignment and Assumption Agreement, the Intellectual Property Transfer Agreement, the Patent License Agreement, and the Investment Documents.

      "Patent License Agreement" means a Patent License Agreement in substantially the form attached hereto as Exhibit C.

      "Permitted Encumbrances" shall mean Repligen's rights to license US Patent No. 5,665,578 and US Patent No. 5,741,682.

      "Person" means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization or government or any agency or political subdivision thereof.

      "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees or a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, and includes any Pension Plan.

      "Preferred Stock" means 1,000,000 shares of the Series E Preferred Stock of the Buyer having the terms set forth in the Certificate of Designation, substantially in the form of Exhibit E attached hereto.

      "Product" or "Products" means all of Seller's rights in its proprietary recombinant urokinase, rUK, as well as its development stage next generation lytic, recombinant pro-urokinase, proUK.

      "Promissory Note" means the promissory note in the principal amount of $15 million from Buyer to Seller, substantially in the form attached hereto as Exhibit D.

      "Purchase Price" has the meaning set forth in Section 3.1.

      "Purchased Assets" has the meaning set forth in Section 2.1.

      "Raw Materials" means those raw materials set forth on Schedule 2.1(h).

      "Security Agreement" means the Security Agreement relating to the Promissory Note, substantially in the form of Exhibit G hereto.

      "Series E Preferred Stock Purchase Agreement" means the Series E Preferred Stock Purchase Agreement, substantially in the form of Exhibit H hereto.

      "Seller" has the meaning set forth in the recitals hereof.

      "Subsidiary" means any Person in which the Buyer, directly or indirectly, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

      "Taxes" shall mean all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, goods and services, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and social security and similar employment taxes imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any other foreign country or by any other tax authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

      "Tax Indemnification" has the meaning set forth in Section 10.3.

      "Thrombolytic Therapy Product" means serine proteases that converts plasminogen to plasmin to break down the fibrinogen and fibrin to dissolve a thrombus in an artery, vein or in-dwelling catheter, or any proteases or protease activators which catalyze proteolytic breakdown of fibrinogen or fibrin for the same purpose.

      "Transferred Intellectual Property" has the meaning set forth in Section 2.1(b).

      "United States" means the United States of America.

                                    ARTICLE 2

                               Purchase and Sale.

      2.1 Agreements to Purchase and Sell. Subject to the terms and conditions contained herein, at the Closing Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, all right, title, and interest of Seller in and to the following assets of Seller (collectively, the "Purchased Assets"):

          (a) all of the rights to fixed and other tangible personal property, whether owned or leased, to the extent primarily used by Seller to manufacture and assemble the Products as set forth on Schedules 2.1(a)(i) and 2.1(a)(ii), including the Inventory designated on Schedule 2.1(a)(i) and certain equipment designated on Schedule 2.1(a)(ii) (the "Equipment");

          (b) the following Intellectual Property Rights owned by Seller to the extent they primarily relate to the Products: (i) the trademarks, patents and patent applications set forth on Schedule 2.1(b), (ii) the package designs, labels, logos and associated artwork exclusively related to the Products, (iii) master and working cell banks, references and standards, methodologies, processes, protocols, specifications, techniques, trade secrets and know how, databases and formulas and (iv) studies and other work in progress, manufacturing processes and technical information, to the extent they primarily relate to the Products (collectively, the

"Transferred Intellectual Property"); provided, however that Transferred Intellectual Property does not include any Intellectual Property Rights licensed to Seller;

          (c) all rights and interest of Seller to active contracts to the extent they primarily relate to the Products, including supply, licenses, clinical trial, research and development agreements, which are set forth on
Schedule 2.1(c) (the "Contracts");

          (d) all regulatory applications, licenses, approvals, certificates, permits, franchises, or other evidence of authority submitted by or on behalf of, or issued to, Seller or Seller's Affiliates by a federal, state, local or foreign governmental agency or authority, regardless of jurisdiction, to the extent they primarily relate to the Products, in each case to the extent assignable, including without limitation the matters set forth on Schedule 2.1(d), (the "Governmental Authorizations");

          (e) all records, reports, research materials, Product information files (including Product development and regulatory history files), marketing information files and inactive contracts of Seller and Seller's Affiliates, in each case to the extent they primarily relate to the Products;

          (f) all current and pending investigational new drug applications for the Products as set forth on Schedule 2.1(f);

          (g) all goodwill relating primarily to the trademarks that are part of the Transferred Intellectual Property; and

          (h) all raw materials listed on Schedule 2.1(h) (the "Raw Materials").

      2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Seller shall not sell, transfer or assign, and Buyer shall not purchase or otherwise acquire, the following assets of Seller (such assets being collectively referred to hereinafter as the "Excluded Assets"):

          (a) all rights of Seller and Seller's Affiliates arising under this Agreement, the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

          (b) all of Seller's rights in assets to the extent related primarily to Seller's tissue culture based urokinase product currently marketed under the brand Abbokinase(R);

          (c) all accounts receivable, notes receivable, cash, bank deposits, marketable securities and intercompany receivable balances owed to Seller or Seller's Affiliates with respect to the Products existing at the Closing Date;

          (d) all rights of Seller and Seller's Affiliates arising under any active contract or agreement not set forth in Schedule 2.1(c);

          (e) all corporate minute books, stock records and Tax returns (including all workpapers relating to such Tax returns) of Seller and Seller's Affiliates and such other similar corporate and financial books and records of Seller and Seller's Affiliates as may exist on the Closing Date;

          (f) all real property, buildings, structures and improvements thereon, whether owned or leased by Seller or Seller's Affiliates, and all fixtures and fittings attached thereto, including those in the buildings designated by Seller as the M3, M3B, M6 and M10 buildings in its North Chicago, Illinois location;

          (g) all Intellectual Property of Seller or Seller's Affiliates of any kind not listed on Schedule 2.1(b) or referred to in clause (ii) of Section 2.1(b), specifically including the trademarks or trade names "Abbott," "Abbott Laboratories" and any variants thereof, the stylized symbol "A," the ABBOKINASE(R) trademark, and any Intellectual Property to the extent related primarily to Seller's tissue culture based urokinase product currently marketed under the brand Abbokinase(R); and US Patent No. 5,665,578 and US Patent No. 5,741,682 (which will be licensed to Buyer pursuant to the Patent License Agreement).

          (h) all rights to refunds of Taxes paid by or on behalf of Seller or Seller's Affiliates;

          (i) all insurance policies and claims thereunder existing at the Closing Date;

          (j) all Seller and Seller Affiliate intercompany payable balances owing with respect to the Products;

          (k) all equipment related to manufacturing and assembling Products not set forth on Schedule 2.1(a)(ii);

          (l) all raw materials (including supplies inventory), whether or not relating to the Products, not set forth on Schedule 2.1(h);

          (m) the services of any employee of Seller or Seller's Affiliates;

          (n) all assets of any employee benefit plan, arrangement, or program maintained or contributed to by Seller or any of its Affiliates;

          (o) all assets, tangible or intangible, wherever situated, not expressly included in the Purchased Assets;

          (p) all computer software and licenses thereto; and

          (q) with respect to assets described in Section 2.1(e) above that relate both to the Products and to other products or projects of Seller, all such assets to the extent they relate to such other products or projects of Seller.

      2.3 Assumed Liabilities.

          (a) On the Closing Date subject to the provisions of Section 2.4, Buyer shall assume, or shall cause Buyer's Affiliates to assume, all of the liabilities of Seller and Seller's

Affiliates relating exclusively to the Purchased Assets existing on the Closing Date and listed on Schedule 2.3 except for the Excluded Liabilities (collectively, together with all other obligations and liabilities of Seller and Seller's Affiliates assumed by Buyer or Buyer's Affiliates pursuant to this Agreement and the Schedules hereto, the "Assumed Liabilities").

          (b) From and after the Closing Date, Buyer shall assume, or cause Buyer's Affiliates to assume, the following post-Closing liabilities, including without limitation:

            i. all liabilities and obligations arising after Closing under the Contracts, Transferred Intellectual Property and Governmental Authorizations being transferred from Seller to Buyer hereunder;

            ii. Taxes that are the responsibility of Buyer pursuant to Section 3.4, Section 9.3(a) and Section 12.4 of this Agreement and all Taxes related to the Products and Purchased Assets attributable to any period or partial period ending after the Closing; and

            iii. all liabilities related to the research, development, marketing, manufacture, distribution, testing, sale or trials of the Products following Closing.

      2.4 Excluded Liabilities. Neither Buyer nor Buyer's Affiliates assume nor will they become responsible for any of the following liabilities and obligations of Seller or Seller's Affiliates (collectively, the "Excluded Liabilities"):

          (a) all liabilities related to the research, development, marketing, manufacture, distribution, testing or trials of the Products prior to the Closing;

          (b) all liabilities and obligations of Seller and Seller's Affiliates arising under this Agreement, the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

          (c) all intercompany payable balances owing by Seller or Seller's Affiliates;

          (d) all liabilities and obligations of Seller and Seller's Affiliates arising under any contract or agreement not set forth on Schedule 2.1(c);

          (e) all liabilities and obligations arising under any of the Contracts which relate to any act or failure to act of Seller or Seller's Affiliates prior to the Closing;

          (f) all obligations related to employees of Seller or Seller's Affiliates;

          (g) any and all claims, causes of action or litigation to the extent relating to the development, production, distribution, trial, testing, sale or use of Products prior to the Closing, including such matters as set forth on
Schedule 5.7; and

          (h) other current liabilities (except Assumed Liabilities) of Seller or Seller's Affiliates incurred in the ordinary course of business and existing at the Closing Date.

      2.5 Procedures for Purchased Assets not Transferable. If any of the Contracts or any other property or rights included in the Purchased Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party or parties, Seller shall use its reasonable best efforts to obtain such consents after the execution of this Agreement, but prior to the Closing, and Buyer shall use its commercially reasonable efforts to assist in that endeavor. If any such consent cannot be obtained prior to the Closing and the Closing occurs, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and Buyer shall not assume Seller's obligations with respect thereto, but Seller shall use its commercially reasonable efforts to obtain such consent as soon as reasonably possible after the Closing or otherwise obtain for Buyer the practical benefit of such property or rights and Buyer shall use its commercially reasonable efforts to assist in that endeavor. For purposes of this
Section 2.5, commercially reasonable efforts shall not include any requirement of either party to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. In the case of any Contracts for which a necessary consent has not been obtained, Buyer shall provide all goods and services and bear all costs necessary to complete such Contracts at no cost to Seller, and Seller shall hold for Buyer's account and promptly remit to Buyer all amounts received with respect to such Contracts.

                                    ARTICLE 3

                      Purchase Price; Consistent Treatment.

      3.1 Purchase Price. The total purchase price for the Purchased Assets shall be: (i) $5 million in cash, plus (ii) the Promissory Note, plus (iii) the Preferred Stock, plus (iv) the assumption of the Assumed Liabilities (the "Purchase Price").

      3.2 Payment of Purchase Price. The Purchase Price shall be paid in accordance with Section 4.2(b).

      3.3 Purchase Price Allocation. The Purchase Price shall be allocated among the Purchased Assets as set forth in a Schedule (the "Allocation Schedule") that Buyer will prepare and deliver to Seller on or before the Closing Date, which allocation shall be subject to the reasonable approval of Seller prior to Closing. Each of Seller and Buyer shall sign and submit all necessary forms to report this transaction for federal, state and foreign income tax purposes in accordance with the Allocation Schedule, and shall not take a position for Tax purposes inconsistent therewith. Any adjustment to the Purchase Price shall be allocated as provided by Treasury Regulation Section 1.1060-1.

      3.4 Prorations. Seller and Buyer agree that all of the items listed below relating to the Purchased Assets will be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period up to and including the Closing Date and Buyer liable to the extent such items relate to periods subsequent to the Closing Date: (a) personal property Taxes, if any, attributable to the Purchased Assets; (b) Taxes payable by Seller under any contract to be assigned to or assumed by Buyer hereunder or for which Buyer is entitled to enjoy the practical benefits pursuant to Section 2.5; (c) the amount of any license or registration fees with respect to any licenses or registrations which are being assigned or transferred hereunder; and (d) all other items which are normally prorated in connection with similar transactions. Seller agrees to furnish Buyer with such documents and other records as Buyer reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 3.4.

                                    ARTICLE 4

                                    Closing.

      4.1 Closing Date. The Closing shall take place at the office of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, at 10:00 a.m. Chicago time, on the Closing Date subject to the satisfaction or waiver of each of the conditions set forth in Article 8 or at such other place, time or date as Seller and Buyer may agree.

      4.2 Transactions at Closing. At the Closing, subject to the terms and conditions hereof:

          (a) Transfer of Purchased Assets and Seller Closing Deliveries. Seller shall transfer and convey or cause to be transferred and conveyed to Buyer all of the Purchased Assets and Seller shall execute and deliver to Buyer the Assignment and Assumption Agreement, each of the Other Agreements and such other good and sufficient instruments of transfer and conveyance as shall be necessary to vest in Buyer title to all of the Purchased Assets. In addition, Seller shall deliver to Buyer the certificate required by Section 8.2(b) and all other documents required to be delivered by Seller at Closing pursuant hereto.

          (b) Payment of Purchase Price, Assumption of Assumed Liabilities and Buyer's Closing Deliveries. In consideration for the transfer of the Purchased Assets, Buyer shall: (i) pay to Seller on the Closing Date five million dollars ($5,000,000) of the Purchase Price in United States dollars by electronic bank transfer in immediately available funds directly to Seller's Account No. 00001329 at Citibank, N.A. of New York, 399 Park Avenue, New York, NY, ABA #021000089; (ii) execute and deliver to Seller the Promissory Note; (iii) issue and deliver to Seller a stock certificate evidencing the Preferred Stock registered in the Seller's name; (iv) execute and deliver to Seller the Assignment and Assumption Agreement, whereby Buyer assumes the Assumed Liabilities; and (v) execute and deliver to Seller each of the Other Agreements. In addition, Buyer shall deliver to Seller the certificate required by Section 8.1(b) and all other documents required to be delivered by Buyer at Closing pursuant hereto.

                                    ARTICLE 5

                    Representations and Warranties of Seller.

      Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer as of the date of this Agreement as follows:

      5.1 Organization. Seller is a corporation duly incorporated and validly existing in good standing under the laws of the State of Illinois, duly qualified to transact business as a foreign corporation in such jurisdictions where the nature of the Purchased Assets makes such qualification necessary, except as to jurisdictions where the failure to qualify would not reasonably be expected to have a material adverse effect on the Purchased Assets, and with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

      5.2 Due Authorization. Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Seller. The signing, delivery and performance of this Agreement and the Other Agreements by Seller are not prohibited or limited by, and will not result in the breach of or a default under, or conflict with any obligation of Seller with respect to the Purchased Assets under (i) any provision of the Articles of Incorporation or By-Laws of Seller, (ii) any material agreement or instrument to which Seller is a party or by which it or its properties are bound, (iii) any judgment, order, award, writ, injunction or decree of any court, governmental body or instrumentality, or arbitrator, (iv) any Governmental Authorizations, or (v) any applicable law, statute, ordinance, regulation or rule, and, to Seller's Knowledge, will not result in the creation or imposition of any Encumbrance on any of the Purchased Assets, except to the extent that any such prohibition, limitation, breach, default or conflict would not reasonably be expected to have a material adverse effect on Seller. This Agreement has been, and on the Closing Date the Other Agreements will have been, duly executed and delivered by Seller and constitutes, or, in the case of the Other Agreements, will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

      5.3 Title. Except as provided on Schedule 5.3, the Purchased Assets are owned beneficially by Seller with good and marketable title thereto, free and clear of all Encumbrances (except for Permitted Encumbrances). At the Closing, Buyer will receive legal and beneficial title to all of the Purchased Assets (except for Contracts or any other property or rights included in the Purchased Assets for which a necessary consent has not been obtained and for the Transferred Intellectual Property, the title of which is addressed exclusively in Section 5.4 hereof), free and clear of all Encumbrances (except for liens for Taxes not yet due and payable), except the Assumed Liabilities and except as set forth on Schedule 5.3 and subject to obtaining any consents of Persons listed on
Schedule 5.6.

      5.4 Intellectual Property

          (a) Schedule 5.4 lists all trademarks that directly relate to the Products, and all patents and patent applications owned by Seller to the extent that they directly relate to the Products or that include any claims which the production, manufacture, sale or use of the Products would infringe as of the Closing. Seller owns and has good title to the Transferred Intellectual Property. Except as set forth on Schedule 5.4, no Person other than Seller has any right, claim or interest in or with respect to any Transferred Intellectual Property. Except as set forth on Schedule 5.4, there is no unauthorized use, unauthorized disclosure, or misappropriation of any Transferred Intellectual Property by an employee of Seller, former employee of Seller or by any other third party.

          (b) Seller has at all times taken commercially reasonably efforts to maintain the trade secrets related primarily to the Products (the "Trade Secrets") in confidence and has not disclosed or otherwise dealt with the Trade Secrets in such a manner as to cause the loss of such Trade Secrets by release into the public domain, including without limitation, the use of confidentiality agreements with all of its employees and consultants having access to the Trade Secrets and the use of licenses with all individuals or entities provided access to the Trade Secrets containing provisions restricting unauthorized use and copying and prohibiting decompiling or disassembly of the Trade Secrets.

          (c) Schedule 5.4 contains an accurate list, as of the Closing Date, of all licenses, sublicenses and other agreements (to the extent they relate directly to the Products or that include any Intellectual Property Rights which the production, manufacture, sale or use of the Products would infringe as of the Closing) to which Seller is a party and that authorize Seller to use any Intellectual Property Rights owned by a third party in connection with the Products.

          (d) Except as set forth on Schedule 5.4, Seller has not entered into any agreement to indemnify any other person or entity against charges of infringement of any of the Transferred Intellectual Property. There are no royalties, fees or other payments payable by Seller to any Person by reason of the ownership, use, sale or disposition of the Transferred Intellectual Property, except as set forth on Schedule 5.4. To Seller's Knowledge, except as set forth on Schedule 5.4, the Transferred Intellectual Property does not materially infringe on any Intellectual Property Rights of any third party.

          (e) Seller is not in material breach of any license, sublicense or other agreement relating to the Transferred Intellectual Property. Except as set forth on Schedule 5.4, neither the execution, delivery nor performance of this Agreement nor the consummation of the Transaction contravenes or conflicts with Buyer's right to own or use any Transferred Intellectual Property.

          (f) All patents and registered trademarks owned by Seller and included in the Transferred Intellectual Property are valid and subsisting, except as set forth on Schedule 5.4. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such patents have been paid in the correct entity status amounts. To Seller's Knowledge, (1) the use of the Products has not infringed, misappropriated or made unlawful use of, or (2) the manufacture, sale, or use of the Products following Closing, as currently proposed by Buyer and disclosed to Seller prior to Closing, will not infringe, misappropriate, or make unlawful use of, the Intellectual Property Rights of any third party. Seller has not brought a proceeding alleging infringement of the Transferred Intellectual Property Rights or breach of any license or agreement involving the Transferred Intellectual Property against any third party.

          (g) Except as set forth on Schedule 5.4, Seller is not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing of the Transferred Intellectual Property by Seller, or which may affect the validity, use or enforceability of such Transferred Intellectual Property by Buyer. Except as set forth on Schedule 5.4, Seller is not subject to any agreement that restricts in any material respect the use, transfer, or licensing by Seller of the Transferred Intellectual Property.

      5.5 Compliance with Laws. Seller is in material compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to the Products or the Purchased Assets (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria standards for air, water, land and toxic or hazardous wastes and substances, as well as all laws, rules, and regulations governing the sale, manufacture and distribution of pharmaceutical, healthcare or therapeutic products, and the conduct of businesses engaged in the sale, manufacture and distribution of pharmaceutical, healthcare or therapeutic products), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Purchased Assets.

      5.6 Equipment. The equipment included in the Purchased Assets is in good condition and has been used, stored and maintained in accordance with good industry practices.

      5.7 Litigation. Except as set forth on Schedule 5.7, there is no litigation, proceeding, claim or governmental investigation pending or, to Seller's Knowledge, threatened with respect to the Products, the Purchased Assets.

      5.8 Consents

          (a) Except as set forth on Schedule 5.8, no notice to, filing with, authorization of, exemption by, or consent of any Person is required for Seller to consummate the transactions contemplated hereby.

          (b) Seller is transferring substantially all of its assets in accordance with Section 15 of the Settlement Agreement between Genentech, Inc. and Abbott Laboratories, dated August 10, 1990. Therefore, such agreement is assignable to Buyer without the consent of Genentech, Inc.

      5.9 Brokers, Etc. No broker or investment banker acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Seller or Buyer in connection with any of the transactions contemplated herein, other than any fee that is the sole responsibility of Seller.

      5.10 Financial Information. The estimate of the costed bill of materials for the Products for 2004 was (i) prepared in a manner consistent with Seller's financial policies and (ii) fairly reflects the cost to manufacture the Products in Seller's facilities according to the volume and budget in place at the time the costs were established.

      5.11 Absence of Undisclosed Liabilities. To Seller's Knowledge, Seller has not incurred any material liabilities or obligations (whether accrued, absolute, contingent or otherwise) with respect to the Purchased Assets, which continue to be outstanding, except as incurred in the ordinary course of business or as reflected in the financial information described in Section 5.10.

      5.12 Absence of Unusual Changes and Unusual Transactions. To Seller's Knowledge, since June 20, 2003, except as would not reasonably be expected to have a material adverse effect on the Purchased Assets, there has not been any material damage, destruction, or loss with respect to the Inventory.

      5.13 Governmental Authorizations. Schedule 5.13 sets forth a complete list of the material Governmental Authorizations. The Governmental Authorizations listed in Schedule 5.13 are all the authorizations required to be in material compliance with all laws applicable to the Purchased Assets. The Governmental Authorizations are in full force and effect in accordance with their terms, and there have been no material violations of such Governmental Authorizations, no proceedings are pending or, to the knowledge of the Seller, threatened, which could result in their revocation or limitation and all steps have been taken and filings made on a timely basis with respect to each Governmental Authorization and its renewal; in each case, except as would not reasonably be expected to have a material adverse effect on the Purchased Assets.

      5.14 Contracts. All current and complete copies of all Contracts have been delivered to or made available to the Buyer. There are no material agreements relating primarily to the Products, or primarily to both the Products and Seller's tissue culture based urokinase product currently marketed under the brand Abbokinase(R), to which Seller is a party which are not included in the Contracts. The Contracts are all in full force and effect, and, to Seller's Knowledge, there are no outstanding defaults or violations under such Contracts on the part of the Seller or, to the Knowledge of the Seller, on the part of any other party to such Contracts and there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any Contract.

      5.15 Tax Matters. In each case except as would not reasonably be expected to have a material adverse effect on the Purchased Assets:

          (a) To Seller's Knowledge, no failure, if any, of the Seller to duly and timely pay all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it will result in an Encumbrance on the Purchased Assets;

          (b) To Seller's Knowledge, there are no proceedings, investigations, audits or claims now pending or threatened against the Seller in respect of any Taxes, and there are no matters under discussion, audit or appeal with any governmental authority relating to Taxes, which will result in an Encumbrance on the Purchased Assets;

          (c) To Seller's Knowledge, the Seller has duly and timely withheld all Taxes and other amounts required by law to be withheld by it relating to the Purchased Assets (including Taxes and other amounts relating to the Purchased Assets required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by law to be remitted by it; and

          (d) To Seller's Knowledge, the Seller or Seller's Affiliates has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes with respect to the Purchased Assets, required by law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by law to be remitted by it.

      5.16 Full Disclosure. The statements and information furnished by or on behalf of Seller to Buyer in connection with the negotiation of this Agreement and the Other Agreements do not contain any untrue statement of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading.

      5.17 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE 5, SELLER IS MAKING NO REPRESENTATION OR WARRANTY AS TO THE PURCHASED ASSETS AND BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, SELLER IS SELLING AND CONVEYING THE PURCHASED ASSETS ON AN "AS IS, WHERE IS" BASIS. EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS CONTAINED IN THIS AGREEMENT, BUYER IS ACQUIRING THE PURCHASED ASSETS IN RELIANCE ON ITS OWN INVESTIGATION AND ON AN "AS IS, WHERE IS" BASIS AND WITHOUT RECOURSE AND WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON INFRINGEMENT OR ANY OTHER IMPLIED OR EXPRESS WARRANTIES WHATSOEVER. For greater certainty, nothing in this Section
5.17 shall in any way limit Seller's indemnification obligations as set forth in
Article 10.

      5.18 Independent Investigation. In making the decision to enter into this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations, warranties, covenants and obligations of Buyer set forth in this Agreement and in the Other Agreements, Seller has relied solely on its own independent investigation, analysis and evaluation of the Buyer. Seller confirms to Buyer that Seller is sophisticated and knowledgeable with respect to the business of Buyer and is capable of evaluating the matters set forth above. However, nothing in this Section 5.18 shall limit in any way the ability of Seller to rely upon the representations and warranties of Buyer set forth in this Agreement.

      5.19 Investment by the Seller. The Seller hereby represents that the Preferred Stock will be acquired for investment for Seller's own account, not with a view to the sale or distribution of any part thereof. The Seller has no present intention of selling, granting any participation in, or otherwise distributing the Preferred Stock.

      5.20 Raw Material Viability. The genetic material included in the Inventory shall be in viable condition as of the Closing.

                                    ARTICLE 6

                    Representations and Warranties of Buyer.

      Buyer represents and warrants to Seller as follows:

      6.1 Organization. Buyer is a corporation duly incorporated and validly existing in good standing under the laws of Delaware, duly qualified to transact business as a foreign corporation in all jurisdictions except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Buyer, and with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

      6.2 Due Authorization. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement (including the issuance of the Preferred Stock) and the Other Agreements and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Buyer. The signing, delivery and performance of this Agreement and the Other Agreements by Buyer are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or By-Laws of Buyer or of any order, writ, injunction or decree of any court or governmental instrumentality. This Agreement has been, and on the Closing Date the Other Agreements will have been, duly executed and delivered by Buyer and constitutes, or, in the case of the Other Agreements will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

      6.3 Capital Stock. As of the date of this Agreement and as of immediately prior to the Closing, the capitalization of the Buyer shall be as set forth in
Section 3.3 of the Series E Preferred Stock Purchase Agreement.

      6.4 Subsidiaries. Except as set forth on Schedule 6.4, the Buyer has no Subsidiaries. Each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full power and authority to conduct its business. Each Subsidiary is duly qualified, licensed or admitted to do business as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified and in good standing would reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or business prospects of Buyer or such Subsidiary. Schedule 6.4 lists for each Subsidiary the amount of its authorized and outstanding equity interests. Except as disclosed in Schedule 6.4, all of the outstanding equity interests of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by the Buyer or Subsidiaries wholly owned, directly or indirectly, by the Buyer free and clear of all Encumbrances. There are no outstanding Options with respect to any Subsidiary or agreements, arrangements or understandings to issue Options with respect to any Subsidiary and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of any Subsidiary's equity interests. Except for the Subsidiaries listed on Schedule 6.4, neither the Buyer nor any Subsidiary holds any equity, partnership, joint venture or other interest in any Person.

      6.5 Title. Except as set forth on Schedule 6.5, Buyer has good and defensible title to (or valid leasehold interests in or other rights to use) its assets as reflected on the most recent consolidated balance sheet which Buyer has furnished to Seller free and clear of any Encumbrance (except for tax liens for Taxes not yet due and payable) and, except as set forth on

Schedule 6.5, no effective financing statement or other document similar in effect covering all or any part of the assets of Buyer is on file in any recording office.

      6.6 Buyer's Intellectual Property. Except as set forth on Schedule 6.6, to Buyer's Knowledge, Buyer's material Intellectual Property Rights as currently used in the operation of its business ("Buyer's Intellectual Property") are owned free and clear of all Encumbrances or have been duly licensed for use by Buyer. Except as set forth on Schedule 6.6, to Buyer's Knowledge, Buyer's Intellectual Property has not been and is not the subject of any pending adverse claim or any threatened litigation or claim of infringement. To Buyer's Knowledge, except as set forth on Schedule 6.6, Buyer's Intellectual Property does not materially infringe on any Intellectual Property Rights of any third party.

      6.7 Litigation. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the Knowledge of Buyer threatened, against Buyer or any of its property that, if adversely determined, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or business prospects of Buyer.

      6.8 Consents. Except as set forth on Schedule 6.8, no notice to, filing with, authorization of, exemption by, or consent of, any Person is required for Buyer to consummate the transactions contemplated by this Agreement or the Other Agreements.

      6.9 Brokers, Etc. No broker or investment banker acting on behalf of Buyer or Buyer's Affiliates is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

      6.10 Financial Information. The audited balance sheets and statements of net income and cash flows for the Buyer for the years ended December 31, 2003 and December 31, 2004 and unaudited balance sheet and statements of net income and cash flows for the Buyer for the six-month period ended June 30, 2005 (the "Buyer Financial Statements") were (i) prepared in accordance with GAAP (with respect to year-end information) or in accordance with past practices (with respect to June 30, 2005 information) and (ii) present fairly in all material respects the financial condition of Buyer.

      6.11 Absence of Undisclosed Liabilities. Except for liabilities incurred in connection with the transactions contemplated by this Agreement and as provided on Schedule 6.11, to Buyer's Knowledge, Buyer has not incurred any material liabilities or obligations (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except as disclosed in the Buyer Financial Statements, or except as incurred in the ordinary course of business.

      6.12 Absence of Unusual Changes and Unusual Transactions. Since June 30, 2005, except as would not reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or business prospects of Buyer:

          (a) there has not been any material change in the financial condition, methods of operation, working capital, assets, employment policies or practices or prospects of Buyer other than changes in the ordinary course of business; and

          (b) there has not been any material damage, destruction, loss, labor dispute, organizing drive, application for certification or other event, development or condition of any character (whether or not covered by insurance).

      6.13 Tax Matters. All federal and other material tax returns required to be filed by Buyer in any jurisdiction have, in fact, been filed, and all material Taxes, assessments, fees, and other governmental charges upon Buyer or upon any of its property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such Taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves have been established in accordance with GAAP and reflected on the most recent consolidated balance sheet which Buyer has furnished to Seller. To Buyer's Knowledge, there are no proposed additional material Tax assessments against it for which adequate provisions in accordance with GAAP have not been made and which are not reflected on the most recent consolidated balance sheet which Buyer has furnished to Seller. Buyer has made adequate provisions for Taxes in accordance with GAAP on its books for all open years, and for its current fiscal period.

      6.14 Full Disclosure. The statements and information furnished by or on behalf of Buyer to Seller in connection with the negotiation of this Agreement and the Other Agreements do not contain any untrue statement of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading.

      6.15 Transactions with Affiliates. Except as set forth on Schedule 6.15,
(i) there are no liabilities between the Buyer on the one hand, and any Subsidiary, shareholder or current or former officer, director, shareholder or Affiliate of the Buyer on the other, (ii) the Buyer does not provide or cause to be provided any assets, services or facilities to any such Subsidiary, current or former shareholder, officer, director, shareholder or Affiliate, (iii) no Person described in clause (i) provides or causes to be provided any assets, services or facilities to the Buyer and (iv) the Buyer does not beneficially own, directly or indirectly, any Investment Assets of any Person.

      6.16 Compliance with Laws. Buyer is in material compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to its property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria standards for air, water, land and toxic or hazardous wastes and substances, as well as all laws, rules, and regulations governing the sale, manufacture and distribution of pharmaceutical, healthcare or therapeutic products, and the conduct of businesses engaged in the sale, manufacture and distribution of pharmaceutical, healthcare or therapeutic products), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or business prospects of Buyer.

      6.17 Independent Investigation. In making the decision to enter into this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations, warranties, covenants and obligations of Seller set forth in this Agreement and in the Other Agreements, Buyer has relied solely on its own independent investigation, analysis and evaluation of the Purchased Assets and Assumed Liabilities (including Buyer's own estimate and appraisal of the value of the financial condition, assets, operations and prospects thereof). Buyer confirms to Seller that Buyer is sophisticated and knowledgeable in the business in which Buyer intends to use the Purchased Assets and is capable of evaluating the matters set forth above. However, nothing in this Section 6.17 shall limit in any way the ability of Buyer to rely upon the representations and warranties of Seller set forth in this Agreement.

                                    ARTICLE 7

                   Pre-Closing Covenants of Seller and Buyer.

      7.1 Corporate and Other Actions. Each of Seller and Buyer shall take, or shall cause its respective Affiliates to take, all necessary corporate action required to fulfill its obligations under this Agreement and the Other Agreements and the transactions contemplated hereby and thereby.

      7.2 Consents and Approvals. Each of Seller and Buyer shall use its reasonable best efforts to obtain all necessary consents and approvals to the performance of its obligations under this Agreement and the Other Agreements and the transactions contemplated hereby and thereby. Each of Seller and Buyer shall make all filings, applications, statements, notices and reports to all federal, state, local or foreign government agencies or entities which are required to be made or given prior to the Closing Date by or on behalf of Seller or Buyer pursuant to any applicable law, statute, ordinance, regulation or rule in connection with this Agreement and the Other Agreements and the transactions contemplated hereby and thereby.

      7.3 Competition Law Filings. Each of Buyer and Seller shall promptly prepare and file any notification and report form required under the HSR Act and any notification or other form required to be filed under any law or regulation of any foreign national or supra-national competition authority, and regulations promulgated thereunder, if applicable, and any further filing pursuant thereto as may be necessary.

      7.4 Access to Information. (a) Seller will permit representatives of Buyer from and after the date hereof up to the Closing Date to have access at all reasonable times to the books, accounts, records, properties, operations and facilities of every kind to the extent pertaining to the Purchased Assets, and will furnish Buyer with such financial and operating data concerning the Purchased Assets as Buyer shall from time to time reasonably request, subject to any confidentiality agreements entered into by Seller; provided that under no circumstances will Seller permit Buyer or any of its representatives to have access to Tax returns, including related workpapers, filed by Seller or Seller's Affiliates. Notwithstanding the foregoing, Seller does not have any obligation hereunder to permit Buyer or any of its representatives to access any of Seller's Tax returns, including any related workpapers, filed by Seller or its Affiliates.

      7.5 Ordinary Course of Business. Subsequent to the date hereof and prior to the Closing Date, Seller will use reasonable efforts to continue to operate and/or use the Purchased Assets in the usual and normal course and to maintain the Purchased Assets in substantially the same manner as heretofore maintained. Notwithstanding the foregoing, nothing in this

Agreement shall be construed as placing any limitation on the Seller's ability to sell its tissue culture based urokinase product marketed under the brand Abbokinase(R).

      7.6 Exclusivity. The Seller agrees that, from the date hereof through the earlier of (i) the Closing Date and (ii) September 30, 2005, neither the Seller nor any of its representatives, directors, officers, employees or Affiliates will (i) pursue, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the sale, license or assignment of any of the Purchased Assets or the Product with any Person (other than the Buyer) or provide any information to any such other Person in connection therewith, or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person (other than the Buyer) to do or seek the sale, license or assignment of the Product. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any sale, license or assignment of the Product. Notwithstanding the foregoing, nothing in this Agreement shall be construed as placing any limitations on the Seller's ability to sell assets related primarily to its tissue culture based urokinase product marketed under the brand Abbokinase(R).

                                    ARTICLE 8

                                   Conditions.

      8.1 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller):

          (a) Performance of Agreements and Conditions. All agreements and conditions to be performed and satisfied by Buyer hereunder on or prior to the Closing Date shall have been duly performed and satisfied by Buyer in all material respects.

          (b) Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Buyer contained in this Agreement shall be true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the expected benefits to Seller of the transactions contemplated by this Agreement taken as a whole, in each such case on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, and there shall be delivered to Seller on the Closing Date a certificate, in form and substance reasonably satisfactory to Seller and its counsel duly signed by the President or Vice President of Buyer, to that effect.

          (c) Payment of Purchase Price. Buyer shall have paid the Purchase Price as provided in Section 4.2(b).

          (d) HSR Waiting Period. Any applicable waiting period under the HSR Act shall have expired without action by the Justice Department or the Federal Trade Commission to prevent consummation of this Agreement or shall have been terminated earlier.

          (e) Foreign Competition Laws. Any necessary approvals shall have been received or any applicable period for action shall have expired under the applicable laws or regulations of the foreign national or supra-national competition authorities.

          (f) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets or the transactions contemplated hereby. No order, judgment or decree by any court or regulatory body shall have been entered in any action or proceeding instituted by any party that enjoins, restricts, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

          (g) Other Agreements. Buyer shall have delivered to Seller a duly executed copy of each of the Other Agreements.

          (h) Good Standing Certificates. The Buyer shall have delivered to Seller, (a) a copy of the Certificate of Designation certified by the Secretary of State of Delaware, (b) a certificate from the Secretary of State of Delaware to the effect that the Buyer is in good standing in Delaware, and (c) certificates from the secretary of state or other appropriate government official in each jurisdiction in which the Buyer is qualified or admitted to do business to the effect that the Company is duly qualified or admitted and in good standing in such jurisdiction.

          (i) Securities Law Compliance. The Buyer shall have made all filings under all applicable federal and state securities laws necessary to consummate the transactions contemplated hereby (including the issuance of the Preferred Stock and Promissory Note) in compliance with such laws.

      8.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer):

          (a) Performance of Agreements and Covenants. All agreements and conditions to be performed and satisfied by Seller hereunder on or prior to the Closing Date shall have been duly performed and satisfied by Seller in all material respects.

          (b) Representations and Warranties True. The representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Seller contained in this Agreement shall be true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the Purchased Assets taken as a whole, in each such case on and as of the Closing Date with the same effect as though made on and as of the Closing Date, and there shall be delivered by Seller on the Closing Date a certificate, in form and substance reasonably satisfactory to Buyer and its counsel, duly signed by an officer of Seller, to that effect.

            (c) Raw Material Viability. The genetic material included in the Inventory shall have been certified as being in viable condition in accordance with the procedures set forth in the Inventory Testing Procedures.

            (d) HSR Waiting Period. Any applicable waiting period under the HSR Act shall have expired without action by the Justice Department or the Federal Trade Commission to prevent consummation of this Agreement or shall have been terminated earlier.

            (e) Foreign Competition Laws. Any necessary approvals shall have been received or any applicable period for action shall have expired under the applicable laws or regulations of the foreign national or supra-national competition authorities set forth on Schedule 6.24.

            (f) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby. No order, judgment or decree by any court or regulatory body shall have been entered in any action or proceeding instituted by any party that enjoins, restricts, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

            (g) Other Agreements. Seller shall have delivered to Buyer a duly executed copy of each of the Other Agreements.

            (h) Board Approval. The Buyer shall have obtained the approval of its board of directors and its preferred stockholders.

                                    ARTICLE 9

                    Post-Closing Covenants; Other Agreements.

      9.1 Availability of Records. After the Closing, Buyer shall make available to Seller as reasonably requested by Seller, its agents and representatives, or as requested by any taxing authority or any governmental authority, all information, records and documents relating to the Purchased Assets for all periods prior to Closing and shall preserve all such information, records and documents until the later of: (a) six (6) years after the Closing; (b) the expiration of all statutes of limitations for Taxes for periods prior to the Closing, or extensions thereof applicable to Seller for Tax information, records or documents; or (c) the required retention period for all government contract information, records or documents. Buyer shall also make available to Seller, as reasonably requested by Seller, personnel responsible for preparing or maintaining information, records and documents, in connection with tax matters, governmental contracts, litigation or potential litigation, including without limitation, product liability, general insurance liability and automobile insurance liability. Prior to destroying any records related to Seller for the period prior to the Closing, Buyer shall notify Seller ninety (90) days in advance of any such proposed destruction of its intent to destroy such records, and Buyer will permit Seller to retain any such records. With respect to any litigation and claims that are Excluded Liabilities, Buyer shall render all reasonable assistance that Seller may request in defending such litigation or claim and shall make available to Seller personnel who are most knowledgeable about the matter in question.

      9.2 Use of Trade or Service Marks. Neither Buyer nor any of Buyer's Affiliates shall use or permit its distributors to use the name "Abbott Laboratories" or any other corporate, trade or service marks or names owned or used by Seller or Seller's Affiliates, unless such marks or names are specifically included in the Purchased Assets.

      9.3 Tax Matters.

            (a) Bifurcation of Taxes. Subject to Section 3.4, Seller and its Affiliates shall be solely liable for all Taxes imposed upon Seller attributable to the Purchased Assets for all taxable periods ending on or before the Closing Date. Buyer and its Affiliates shall be solely liable for any Taxes imposed upon Buyer attributable to the Purchased Assets for any taxable year or taxable period commencing after the Closing Date.

            (b) Transfer Taxes. Buyer shall be liable for all sales, use, transfer and documentary taxes and recording and filing fees applicable to the transfer of the Purchased Assets. If the Purchased Assets are exempt from taxation, Seller agrees not to collect sales tax with respect to such Purchased Assets.

            (c) Cooperation and Records. After the Closing Date, Buyer and Seller shall cooperate in the filing of any Tax returns or other Tax-related forms or reports, to the extent any such filing requires providing each other with necessary relevant records and documents relating to the Purchased Assets. Seller and Buyer shall cooperate in the same manner in defending or resolving any tax audit, examination or tax-related litigation. Buyer and Seller shall cooperate in the same manner to minimize any transfer, sales and use Taxes. Nothing in this Section shall give Buyer or Seller any right to review the other's Tax returns or Tax related forms or reports.

            (d) Bulk Sales Laws. Seller and Buyer waive compliance with bulk sales laws for tax purposes.

      9.4 Non-competition by Seller. Seller covenants and agrees that neither it nor any of its Affiliates or related parties will, directly or indirectly, on behalf of itself or any other party, sell, market, promote or distribute, license, research or develop any Thrombolytic Therapy Product for a period of three (3) years commencing on the Closing Date, or invest in, participate in or assist any other entity with respect to any of the foregoing. Notwithstanding the foregoing, nothing in this Section 9.6 shall prevent Seller from (i) engaging in or consummating any transaction relating to Seller's tissue culture based urokinase product marketed under the brand name Abbokinase(R); (ii) acquiring a third party that derives 10% or less of its annual net sales from the development, sale, marketing, promotion or distribution of any Thrombolytic Therapy Product; or (iii) engaging in research, developing, selling, marketing, promoting and/or distributing any product that may be used on an off-label basis as a Thrombolytic Therapy Product, provided that any such research, development, promoting and marketing is not intended for use of the product as a Thrombolytic Therapy Product.

      9.5 Financial Statements. For so long as Seller holds the Preferred Stock and until the closing of a public offering of the Buyer's equity securities pursuant to an effective registration statement under the Securities Act of 1933, the Buyer shall deliver within 30 days after the end of each quarterly accounting period in each fiscal year, unaudited statements of income and cash flows of the Buyer and its Subsidiaries for such quarterly period, and balance sheets of the Buyer and its Subsidiaries as of the end of such quarterly period. All such statements shall be prepared in accordance with GAAP, consistently applied, and shall be certified by the chief financial officer of the Buyer.

      9.6 Compliance with Laws. Buyer shall comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its property or business operations, where any such non-compliance, individually or in the aggregate could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or business prospects of Buyer or result in an Encumbrance upon any of its property.

      9.7 Post-Closing Delivery. Seller agrees to store the tangible Purchased Assets in its facilities for the benefit of Buyer for 60 days after Closing. Buyer agrees to arrange for physical delivery to Buyer of the tangible Purchased Assets in Seller's possession within such 60 day period. Buyer and Seller acknowledge that title and risk of loss with respect to all Purchased Assets shall pass to Buyer at Closing. Seller agrees to use commercially reasonable efforts to preserve and maintain the tangible Purchased Assets in good working condition and to protect such Purchased Assets against spoilage, deterioration and other wasting.

                                   ARTICLE 10

                          Indemnification and Survival.

      10.1 Indemnification by Seller.

            (a) Seller's Indemnity. To the extent set forth in this Section 10.1, Seller agrees to indemnify and hold harmless Buyer and its Affiliates at all times against and in respect of all losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") which Buyer or its Affiliates may suffer or incur to the extent arising out of or based upon (i) any breach of any of the representations and warranties of Seller set forth in this Agreement, (ii) any breach of any of the covenants and agreements of Seller set forth in this Agreement, (iii) the production, development, trial, research, marketing use, or distribution of the Products prior to the Closing Date, or (iv) any Excluded Liability.

            (b) Limitations on Seller's Indemnity.

                  (i) Seller shall not be liable for any Loss described in
            Section 10.1(a)(i) until the aggregate of all such Losses for which Seller is liable are in excess of $250,000. Notwithstanding the foregoing, Seller shall not indemnify or hold Buyer or its Affiliates harmless against any such individual Loss unless such Loss exceeds Fifty Thousand Dollars ($50,000) and no such individual Loss of less than Fifty Thousand Dollars ($50,000) (exclusive of attorneys' fees) shall be considered in determining whether the aggregate Losses exceed the deductible set forth in the preceding sentence.

                  (ii) Seller's aggregate liability for the Losses described in
            Section 10.1(a)(i) shall not exceed Five Million Dollars ($5,000,000); provided, however, that upon Buyer's satisfaction of all of its Obligations (as defined in the Promissory Note) under the Promissory Note, Seller's liability for the Losses described in
            Section 10.1(a)(i) shall not exceed an aggregate of Twenty Million Dollars ($20,000,000).

                  (iii) Neither Seller nor Seller's Affiliates shall have
            liability to Buyer or Buyer's Affiliates for any consequential, incidental or punitive damages, and Losses indemnifiable hereunder shall not include such damages.

            (c) Notice of Claims. Buyer shall promptly notify Seller in writing of all matters which may give rise to the right to indemnification hereunder, it being understood that if Seller does not receive notice of any matter known to Buyer and as to which Buyer or its Affiliates are entitled to indemnification hereunder in time to contest the determination of any such liability which is susceptible to being successfully contested, Seller shall not be obligated to indemnify Buyer or its Affiliates with respect thereto. Buyer shall not admit any liability with respect to, or settle, compromise or discharge, any such matter covered by this Section 10.1 without Seller's prior written consent (which shall not be unreasonably withheld or delayed). Seller shall have the right, with the consent of Buyer (which shall not be unreasonably withheld or delayed), to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and to defend (without the consent of Buyer) through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith; provided, however, that Buyer shall have the right to have its counsel participate fully in such defense at its own expense. Buyer and Seller shall keep each other informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. Buyer and Seller shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third party.

      10.2 Indemnification by Buyer.

            (a) Buyer agrees to indemnify and hold harmless Seller and Seller's Affiliates at all times against and in respect of Losses which Seller or its Affiliates may suffer or incur to the extent arising out of or based upon: (i) any breach of any of the representations, warranties, covenants and agreements of Buyer set forth in this Agreement or any of the Other Agreements; (ii) any Assumed Liability; or (iii) the manufacture, sale or use of Products or Purchased Assets after the Closing Date.

            (b) Limitations on Buyer's Indemnity.

                  (i) Buyer shall not be liable for any Loss described in
            Section 10.2(a)(i) until the aggregate of all such Losses for which Buyer is liable are in excess of $250,000. Notwithstanding the foregoing, Buyer shall not indemnify or hold Seller or its Affiliates harmless against any such individual Loss unless such Loss exceeds Fifty Thousand Dollars ($50,000) and no such individual Loss of less than Fifty Thousand Dollars ($50,000) (exclusive of attorneys' fees) shall be considered in determining whether the aggregate Losses exceed the deductible set forth in the preceding sentence.

                  (ii) Buyer's aggregate liability for the Losses described in
            Section 10.1(a)(i) shall not exceed Five Million Dollars ($5,000,000); provided, however, that upon Buyer's satisfaction of all of its Obligations (as defined in the Promissory Note) under the Promissory Note, Buyer's liability for the Losses described in
            Section 10.2(a)(i) shall not exceed an aggregate of Twenty Million Dollars ($20,000,000)

                  (iii) Neither Buyer nor Buyer's Affiliates shall have
            liability to Seller or Seller's Affiliates for any consequential, incidental or punitive damages, and Losses indemnifiable hereunder shall not include such damages.

            (c) Notice of Claims. Seller shall promptly notify Buyer in writing of all matters which may give rise to the right to indemnification hereunder, it being understood that if Buyer does not receive notice of any matter known to Seller and as to which Seller or its Affiliates are entitled to indemnification hereunder in time to contest the determination of any such liability which is susceptible to being successfully contested, Buyer shall not be obligated to indemnify Seller or its Affiliates with respect thereto. Seller shall not admit any liability with respect to, or settle, compromise or discharge any such matter covered by this Section 10.2 without Buyer's prior written consent (which shall not be unreasonably withheld or delayed). Buyer shall have the right, with the consent of Seller (which shall not be unreasonably withheld or delayed), to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and to defend (without the consent of Seller) through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith; provided, however, that Seller shall have the right to have its counsel participate fully in such defense at its own expense. Buyer and Seller shall keep each other informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. Buyer and Seller shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third party.

      10.3 Survival. Except as otherwise expressly provided for herein, the representations and warranties of the parties contained herein shall survive the Closing for a period of two (2) years at which time they shall expire; provided, however, that claims previously made in writing with respect to breaches of such representations and warranties shall be indemnifiable in accordance with this
Article 10. No claim may be made based upon an alleged breach of any of such representations or warranties whether for indemnification in respect thereof or otherwise, unless written notice of such claim, in reasonable detail, is given to Buyer or to Seller, as the case may be, within said two year period following the Closing. The indemnification obligations of Seller for Excluded Liabilities shall survive the Closing indefinitely.

      10.4 Exclusive Remedy. From and after the Closing, the rights and remedies set forth in this Article 10 shall constitute the sole and exclusive rights and remedies of Buyer and its Affiliates and Seller and its Affiliates with respect to this Agreement, the events giving rise to this Agreement and the transactions contemplated hereby.

      10.5 Net Losses and Subrogation.

            (a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by a Person entitled to indemnification hereunder (an "Indemnified Person") shall be calculated after giving effect to: (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses; (ii) any Tax benefit actually realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses; and (iii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party. Each Indemnified Person shall exercise its reasonable best efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after the Indemnified Person (or any Affiliate) has received the benefit of any indemnification hereunder with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Person providing the indemnification (the "Indemnifying Person") the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person's payment).

            (b) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

      10.6 Insurance. Buyer shall obtain and keep in force during the term of its indemnity obligations to Seller under this Agreement and the Other Agreements insurance policies from an insurance company with an A.M. Best rating of A++ or A+ (superior) providing the following minimum levels of coverage: general comprehensive liability, including product liability, insurance covering each occurrence of bodily injury and property damage in an amount of not less than Five Million Dollars ($5,000,000) per occurrence and not less than Ten Million Dollars ($10,000,000) in the aggregate. Buyer shall (a) cause the insurer to endorse the insurance policy to provide for written notification to Seller by the insurer not less than thirty (30) days prior to cancellation, expiration or modification and (b) name Seller as an additional insured on the insurance policy. Buyer shall furnish Seller with a certificate of insurance evidencing compliance with this Section 10.6 and referencing this Agreement within ten (10) days of the Closing Date or, in the event of insurance renewal, within ten (10) days of such renewal.

                                   ARTICLE 11

                                  Termination.

      11.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date with the mutual written consent of Buyer and Seller.

      11.2 Automatic Termination. This Agreement shall terminate automatically if the Closing Date shall not have occurred on or before the 30th day after the date of this Agreement, or such later date as shall have been agreed to by the parties hereto.

                                   ARTICLE 12

                                 Miscellaneous.

      12.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment shall be made by either party without the prior express written consent of the other party. Notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement without such consent to an Affiliate or in connection with a sale, merger or other transaction involving substantially all of its assets of the business relating to the Purchased Assets.

      12.2 No Press Release Without Consent. No press release related to this Agreement or the transactions contemplated herein, or other announcement to the customers or suppliers of Seller will be issued without the joint approval of Seller and Buyer, except: (a) any public disclosure which Seller or Buyer in its good faith judgment believes is required by law or by any stock exchange or interdealer quotation system on which its securities are listed or quoted (in which case the party making the disclosure will use its reasonable best efforts to consult with the other party prior to making any such disclosure) and (b) that Seller may make an announcement related to this Agreement and the transactions contemplated hereby to its employees.

      12.3 Confidentiality. Except as required by applicable law, all information related to the Products supplied to Buyer by Seller shall be maintained in strict confidence by Buyer and its employees, advisors, directors, officers and agents, and all information supplied to Seller by Buyer in connection with this Agreement shall be maintained in strict confidence by Seller and its employees, advisors, directors, officers and agents, in each case in accordance with the Confidentiality Agreement dated as of May 6, 2005 between Buyer and Seller (the "Confidentiality Agreement"), and in the event that this Agreement is terminated, all written materials relating thereto shall be returned to Seller or Buyer, as the case may be, or destroyed as provided in the Confidentiality Agreement and Buyer and Seller shall each deliver an officer's certificate to the other certifying as to such return or destruction. In such event, Buyer and Seller and their employees, advisors and agents shall make no further use of such information whatsoever. Notwithstanding the foregoing, as necessary, Buyer may disclose any information regarding the Products to its existing and prospective lenders, investors, partners and agents; provided, however, that upon completion of the Transfer of Manufacturing Technology, the only disclosure that Buyer may provide regarding Seller is that it has acquired the Products from Seller (except as additional disclosure may be required by applicable law). Notwithstanding anything to the contrary in this Agreement, the Other Agreements or the Confidentiality Agreement, Buyer agrees that Seller shall be permitted to disclose information regarding Buyer and the transactions contemplated hereby to the extent necessary to assign an undivided one-half interest in US Patent No. 5,260,872 to a third party, in connection with any sale of Seller's tissue culture based urokinase product marketed under the brand name Abbokinase(R). After the Closing, Seller will treat all confidential information relating to the Purchased Assets as confidential information of Buyer subject to the restrictions contained in the Confidentiality Agreement.

      12.4 Expenses. Subject to Section 9.3(b), each party shall bear its own expenses with respect to the transactions contemplated by this Agreement.

      12.5 Severability. Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

      12.6 Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the parties hereto. This Agreement, the Other Agreements and the Confidentiality Agreement contain the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

      12.7 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied (including Article 10), shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

      12.8 Waiver. The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. The provisions hereof may be waived by either party only by express written consent of such party.

      12.9 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

      12.10 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

      12.11 Counterparts. The parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.

      12.12 Further Documents. Each of Buyer and Seller will, and will cause its respective Affiliates to, at the request of another party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.

      12.13 Notices. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission; (c) one (1) business day after delivery to the overnight service; or (d) four (4) business days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid.

      Notices shall be addressed as follows:

      If to Buyer, to:        ImaRx Therapeutics
                              1635 East 18th Street
                              Tucson, AZ 85719
                              Attn:  Greg Cobb
                              Facsimile Number: 520-791-2437

      with copies to:         DLA Piper Rudnick Gray Cary LLP
                              701 Fifth Avenue
                              Suite 7000
                              Seattle, WA 98104
                              Attn:  Jeffrey E. Harmes
                              John M. Steel
                              Facsimile Number: 206-839-4801

      If to Seller, to:       Abbott Laboratories
                              100 Abbott Park Road
                              Building AP6D, Department 364
                              Abbott Park, Illinois  60064-6020
                              Attn:  General Counsel
                              Facsimile Number: (847) 938-6277

      with copies to:         Kirkland & Ellis LLP
                              200 East Randolph Drive
                              Chicago, Illinois  60601
                              Attn:  R. Scott Falk, P.C.
                                     Stacey Tobin Kern
                              Facsimile Number:  (312) 861-2200

provided, however, at the time of mailing or within three business days thereafter there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any communication, notice or consent provided for herein shall be given in person or by means of telex, facsimile or other means of wire transmission or by overnight courier, and further provided that if any party shall have designated a different address by notice to the others, then to the last address so designated.

      12.14 Schedules. Buyer and Seller agree that any disclosure in any Schedule attached hereto shall (a) constitute a disclosure under each other applicable Schedule referred to herein for all purposes of this Agreement, whether or not such disclosure is specifically referenced within such other Schedule, if it is reasonably apparent on the face of the disclosure that it is applicable to any particular Schedule, and (b) not establish any threshold of materiality. Seller or Buyer may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Schedule, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein. No such supplemental or amended Schedule shall be deemed to cure any breach for purposes of Section 8.1(b) or

Section 8.2(b). If, however, the Closing occurs, any such supplement and amendment will be effective to cure and correct for all other purposes any breach of any representation, warranty, covenant or obligation which would have existed if Seller or Buyer had not made such supplement or amendment, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 12.14 shall for all purposes at and after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

      12.15 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive. Unless otherwise specified in a particular case, the word "days" refers to calendar days. References herein to this Agreement or any Other Agreement shall be deemed to refer to this Agreement or such Other Agreement as of the date of such agreement and as it may be amended thereafter, unless otherwise specified.

                              * * * * * * * * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                  IMARX THERAPEUTICS, INC.

                                  By: /s/ Evan Unger
                                      ---------------------------
                                  Name: Evan Unger
                                  Title: President and CEO

                                  ABBOTT LABORATORIES

                                  By: /s/ Sean E. Murphy
                                      ----------------------------
                                  Name: Sean E. Murphy
                                  Title: Vice President, Global
                                  Licensing/New Business Development

                         SCHEDULE 1.1 - KNOWLEDGE PERSONS

SELLER

1.    Jon Ryan

2.    Mike Morrison

3.    Greg Schulz

4.    Michael Rausch

5.    Jitendra Patel

6.    Don Eisenhauer

7.    Cheryl Becker

8.    John Heden

9.    Rollie Carlson

BUYER

1.    Evan Unger

2.    Randy Miller

3.    Brad Zakes

4.    Terry Matsunaga

5.    Reena Zutshi

6.    Greg Cobb

                         SCHEDULE 2.1(a)(i) - INVENTORY

1. Recombinant Prourokinase and Recombinant Urokinase drug substance and drug product inventory. Note: All inventory is beyond established expiration dating.

   CODE           DESCRIPTION          NO. OF LOTS              AMOUNT
-----------     ---------------        -----------       ---------------------
   36718          Recombinant              25                163 Liters @
                  Prourokinase                              ~ 932,000 IU/mL
                                                         Bulk Drug Substance

    RU 10       Finished rproUK             1            2,367 vials (1.65 x
Lot#442753A                                                 10(6) IU/vial)

   30493          Recombinant               4                716.5 x10(6)IU
                   Urokinase                             Bulk Drug Substance

    RU 18         Recombinant               1               12,500 IU/vial,
                   Urokinase                                ~11,000 vials
                                                            Formulated Drug
                                                                Product

                         SCHEDULE 2.1(a)(ii) - EQUIPMENT

1.    Clot Lysis Timer - Analytical Potency Instrument

               SCHEDULE 2.1(b) - TRANSFERRED INTELLECTUAL PROPERTY

PATENTS

U.S. PATENT No. 5,260,872

Inventors: Copeland et al.
Title: Automated Testing System
Issue Date: November 9, 1993
Expiration Date: November 9, 2010

No foreign corresponding patent(s) have been filed.

Seller will assign an undivided one-half interest in this patent to Buyer.

TRADEMARKS

  Trademark                      Country
--------------                   -------
Open-Cath-R(R)                     USA

  PROLYSE(R)*                      USA

* Seller will transfer any rights that it may have in this trademark, but makes no representation as to its ownership of or rights to this trademark.

                           SCHEDULE 2.1(c) - CONTRACTS

1. Settlement Agreement between Genentech, Inc. and Abbott Laboratories, dated August 10, 1990.

2. License Agreement among Celltech Limited, Abbott Laboratories and Abbott International, Ltd., dated August 12, 1994.

3.    Agreement between Repligen and Abbott Laboratories dated May 14, 1992.

                     2.1(d) - GOVERNMENTAL AUTHORIZATIONS

None.

                     SCHEDULE 2.1(f) - PRODUCT APPLICATIONS

1.    Investigational New Drug Application 4024.

2.    Investigational New Drug Application 4345.

3.    Investigational New Drug Application 5344.

  IND
NUMBER            DATE IND FILED          SUPPLEMENT DESCRIPTION
------          -----------------       -----------------------------
 4024             June 12, 1991         Recombinant Urokinase for
                                        Peripheral Arterial Occlusion

 4345           December 27, 1991       Recombinant Urokinase Open-
                                        Cath for Catheter Clearance

 5344           November 29, 1993       Recombinant Pro-Urokinase for
                                        Stroke

4. The following supplements to IND 4024 have been submitted to the Food and Drug Administration (the "FDA").

                   DATE
SUPPLEMENT       SUPPLEMENT          TYPE OF                SUPPLEMENT
  NUMBER         SUBMITTED          SUPPLEMENT              DESCRIPTION
----------     -------------       -------------        --------------------
     78         September 8,       Annual Report          Clinical Report
                    2000

     81        June 19, 2002       Annual Report        Manufacturing Report

     83        June 20, 2003           Letter             IND Inactivation

5. The following supplements to IND 4345 have been submitted to the Food and Drug Administration (the "FDA").

                     DATE
SUPPLEMENT        SUPPLEMENT           TYPE OF                SUPPLEMENT
  NUMBER          SUBMITTED           SUPPLEMENT              DESCRIPTION
----------      --------------       -------------       ---------------------
     38         April 25, 2001      Annual Report        2 Volume - Clinical &
                                                         Manufacturing Report

     54         April 26, 2002      Annual Report        Clinical Report M99-
                                                         134

6. The following supplements to IND 5344 have been submitted to the Food and Drug Administration (the "FDA").

                      DATE
SUPPLEMENT         SUPPLEMENT            TYPE OF               SUPPLEMENT
  NUMBER           SUBMITTED           SUPPLEMENT              DESCRIPTION
----------       -------------        -------------       --------------------
     63          February 18,         Annual Report       Clinical Report
                    2000

     70           January 30,         Annual Report       Clinical Investigator
                    2001                                  Brochure

     75          June 20, 2003           Letter           IND Inactivation

                         SCHEDULE 2.1(h) - RAW MATERIALS

1.    SDU 4.1-9 Master Cell Bank & Working Cell Banks

CODE              DESCRIPTION              NO. OF LOTS              AMOUNT
-----           ----------------           -----------            ----------
22453             Recombinant                   1                 183 vials
                Urokinase Master
                   Cell Bank

21320             Recombinant                   1                  38 vials
                   Urokinase
                  Working Cell
                    Bank - A

24921             Recombinant                   1                 94 ampules
                   Urokinase
                  Working Cell
                    Bank - B

2.    WHO urokinase reference standards

CODE                     DESCRIPTION               INVENTORY
-----                  ----------------            -----------
87594                   High Molecular              9 vials
                       Weight Urokinase

90642                   Low Molecular               9 vials
                       Weight Urokinase

3.    Plasminogen used for analytical assay and rUK conversion

CODE                     DESCRIPTION               INVENTORY
-----                  ----------------            -----------
96-361KH00             Assay Conversion             1200 vials

  29901                    RproUK                    527 grams
Lot# 04-216-             Conversion
   MI

                       SCHEDULE 2.3 -- ASSUMED LIABILITIES

Those liabilities related to the Contracts on Schedule 2.1(c)

                              SCHEDULE 5.3 - TITLE

None.

                      SCHEDULE 5.4 - INTELLECTUAL PROPERTY

(a)

      TRADEMARKS

Trademark                       Country
-------------                   --------
Open-Cath-R(R)                  USA

PROLYSE(R)*                     USA

* Seller is providing no representations or warranties to this trademark.

PATENTS

Patent                    Inventors             Title
--------------            -------------         -------------------------------
U.S. Patent No.           Gillies et al.        Vector and Method for Achieving
5,665,578                                       High Level of Expression in
                                                Eukaryotic Cells

U.S. Patent No.           Lo et al.             Expression Induction Method
5,741,682

U.S. Patent No.           Copeland et           Automated Testing System
5,260,872**               al.

** Seller assigns an undivided one-half interest in this patent to Buyer

      Seller has or will be transferring the remaining one-half interest in U.S. Patent No. 5,260,872 to a third party.

(c) See Settlement Agreement between Genentech, Inc. and Abbott Laboratories, dated August 10,1990.

      See License Agreement among Celltech Limited, Abbott Laboratories and Abbot International, Ltd., dated August 12, 1994.

(d)   None.

(e)   None.

(f)   None.

(g) Seller has or will be transferring the remaining one-half interest in U.S. Patent No. 5,260,872 to a third party.

                           SCHEDULE 5.7 - LITIGATION

None.

                         SCHEDULE 5.8 - SELLER CONSENTS

1. License Agreement among Celltech Limited, Seller and Abbott International, Ltd., dated August 12, 1994.

                   SCHEDULE 5.13 - GOVERNMENTAL AUTHORIZATIONS

None.

                           SCHEDULE 6.4 - SUBSIDIARIES

ImaRx Oncology, Ltd.

ImaRx Europe Limited

                              SCHEDULE 6.5 - TITLE

Buyer will file a UCC-1 Financing Statement encompassing substantially all of the assets of the Buyer in connection with the $4 million Secured Promissory Notes issued on September 29, 2005.

                  SCHEDULE 6.6 - BUYER'S INTELLECTUAL PROPERTY

None.

                             SCHEDULE 6.8 - CONSENT

Approval by the Buyer's Board of Directors of the Asset Purchase Agreement, Issuance of 1 million shares of Series E Preferred Stock, and Issuance of the $15 million Secured Promissory Note.

Consent and Waiver of various rights by holders of 50 % of the Series B Preferred Stock, holders of 50 % of the Series C Preferred Stock, and holders of 75 % of the Series A Preferred Stock and Series D Preferred Stock voting together as a single class.

                   SCHEDULE 6.15 - TRANSACTIONS WITH AFFILIATE

The Company leases a 6,200 square feet facility located at 1635 E. 18th St., Tucson, Arizona 85719, as the headquarters and lab facility that is subject to a six-year lease at approximately $58,000 per year. This facility is owned by a partnership which includes certain employees and stockholders, including Evan Unger, President and CEO; Dean Unger, Director; Rajan Ramaswami, Vice President Development; and Terry Matsunaga, Vice President Research. The Company believes the terms of this lease which provide for a rental rate of $9.43 per square foot per year, triple-net, are fair and equivalent to those that might be obtained from a disinterested third party on an arm's length basis. The lease has a six year term which expires in October 2008.

                                                                       EXHIBIT A

                     BILL OF SALE, CONVEYANCE AND ASSIGNMENT

      THIS BILL OF SALE, CONVEYANCE AND ASSIGNMENT (this "Instrument") dated as of September 30, 2005, is made by and between Abbott Laboratories, a corporation organized and existing under the laws of the State of Illinois and having a principal place of business at Abbott Park, Illinois 60064 (herein referred to as "Seller") and ImaRx Therapeutics, Inc., a corporation organized and existing under the laws of Delaware and having a principal place of business at Tucson, Arizona 85719 (herein referred to as "Buyer") and is delivered pursuant to, and subject to the terms of, that certain Asset Purchase Agreement, dated as of September 30, 2005 (the "Asset Purchase Agreement"), by and between Seller and Buyer.

      The terms of the Asset Purchase Agreement are incorporated herein by reference, and capitalized terms not otherwise defined in this Instrument shall have the meanings given to such terms in the Asset Purchase Agreement.

      NOW, THEREFORE, subject to the terms and conditions of the Asset Purchase Agreement and for the consideration set forth therein, Buyer and Seller each hereby agrees as follows:

      1. Seller does hereby sell, convey, transfer, assign and deliver to Buyer, all of its right, title and interest in the Purchased Assets.

      2. Notwithstanding anything to the contrary in this Instrument, the Asset Purchase Agreement or in any other document delivered in connection herewith or therewith, the Purchased Assets subject to this Instrument shall expressly exclude the Excluded Assets.

      3. From time to time, as and when reasonably requested by Buyer, Seller shall execute and deliver all such documents and instruments and shall take, or cause to be taken, all such further or other actions as Buyer may reasonably deem necessary or desirable to more effectively sell, transfer, convey and assign to Buyer all of Seller's right, title and interest in the Purchased Assets subject to this Instrument.

      4. This Instrument shall be governed by and construed in accordance with the internal laws of the State of Illinois applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of laws principles of such State.

      5. To the extent that any provision of this Instrument is inconsistent or conflicts with the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall control.

                          * * * * * * * * * * * * * * *

      IN WITNESS WHEREOF, this Instrument is duly executed and delivered as of the date and year first above written.

                          ABBOTT LABORATORIES

                          By: /s/ Sean E. Murphy
                              -------------------------------------------------

                          Printed Name:  Sean E. Murphy

                          Title: Vice President, Global Licensing/New Business Development

                          IMARX THERAPEUTICS, INC.

                          By: /s/ Evan Unger
                              -------------------------------------------------

                          Printed Name:  Evan Unger

                          Title:  President and CEO

                                                                       EXHIBIT B

                    INTELLECTUAL PROPERTY TRANSFER AGREEMENT

            This INTELLECTUAL PROPERTY TRANSFER AGREEMENT dated as of September 30, 2005 made by Abbott Laboratories, a corporation organized and existing under the laws of the State of Illinois and having a principal place of business at Abbott Park, Illinois 60064 (herein referred to as "Assignor") in favor of ImaRx Therapeutics, Inc., a corporation organized and existing under the laws of Delaware and having a principal place of business at Tucson, Arizona 85719 (herein referred to as "Assignee").

            WHEREAS, Assignor owns the patent applications and issued patents listed on Schedule 1 attached hereto (the "Patents");

            WHEREAS, Assignor owns the trademark and trademark registration listed on Schedule 2A attached hereto (the "Mark"), and is willing to convey any rights it may have to the other trademark listed on Schedule 2B hereto (the "Quitclaim Mark");

            WHEREAS, Assignee desires to acquire the Patents, the Mark, any rights the Assignor may have to the Quitclaim Mark, and any and all goodwill associated with the Mark and the Quitclaim Mark;

1) For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby transfers, assigns, and otherwise conveys to Assignee, all of Assignor's right, title, and interest in, to, and under the following, subject to the limitations described below:

                  (a) the Patents, including, without limitation, any
            continuations, divisions, continuations-in-part, reissues, reexaminations, extensions or foreign equivalents thereof, and including the subject matter of all claims that may be obtained therefrom, and all other corresponding rights that are or may be secured under the laws of the United States, now or hereafter in effect;

                  (b) each of the Mark and the Quitclaim Mark, including,
            without limitation, any renewals and extensions thereof, and all other corresponding rights that are or may be secured under the laws of the United States, now or hereafter in effect;

                  (c) the goodwill of the business symbolized by and associated with the Mark and the Quitclaim Mark; and

                  (d) all proceeds of the assets transferred pursuant to
            paragraph (1), (2), and (3), (collectively, the "Transferred IP", including, without limitation, the right to sue for, and collect on,
            (i) any claim by Assignor against third parties for past, present, or future infringement of the Patents, and (ii) , any claim by Assignor against third parties for past, present, or future infringement, dilution, disparagement or other unauthorized use of the Mark or the Quitclaim Mark, and (iii) any income, royalties or payments due or payable and related exclusively to the Transferred IP as of the date of this assignment or thereafter.

2) Notwithstanding the foregoing, Assignee acknowledges that Assignee will become a co-owner of the Patents and will not have exclusive ownership rights of the Patents. Assignee expressly acknowledges that Assignor has granted, or will have the right to grant, co-ownership rights to the Patents to a third party. Assignor and Assignee hereby agree to the following covenants with respect to the Patents, and Assignor and Assignee hereby agree that each of them shall require that any assignee or successor in interest of Assignor's or Assignee's interest in the Patents be bound by such covenants.

      a) Maintenance of the Patents. Each of the co-owners of the Patents (the "Co-Owners") shall act cooperatively to maintain the Patents and shall pay one-half of all maintenance fees and other costs required to keep the Patents in full force and effect.

      b) Infringement by Third Parties. The Co-Owners shall consult with each other prior to filing any action alleging that a third party has infringed or misappropriated the right of the Co-Owners under the Patents. The Co-Owners may agree to jointly pay for the suit or otherwise share such costs and any resulting liability or monetary judgment. Except as provided below, if no agreement is reached within sixty (60) days, the Co-Owner wishing to file such action may do so, but shall pay the entire costs of such action and shall indemnify and hold harmless the other Co-Owner from any claim, suit or proceeding (including, but not limited to, counterclaims) against such Co-Owner arising from the action brought by the other Co-Owner. If only one Co-Owner decides to proceed with an action and it prevails, that Co-Owner shall be entitled to retain the entire amount of any monetary award arising out of that action. To be eligible for the indemnity under this section, a Co-Owner must give prompt written notice of any claim, suit or proceeding filed or threatened against it and let the indemnifying Co-Owner control the defense. If only one Co-Owner files an action as provided in this section, the other Co-Owner agrees to provide reasonable assistance in such action so long as the suing party pays its out-of-pocket expenses.

      c) Declaratory Judgment Actions. In the event that a declaratory judgment action alleging invalidity of any of the Patents, or that use or practice of any of the claims in the Patents infringes the patent, copyright or trade secrets of others, shall be brought against either or both of the Co-Owners, the Co-Owners shall cooperate in good faith to determine how best to defend such action. If the Co-Owners cannot agree on how to defend any such action, either Co-Owner may on its own defend any action brought against it, provided that no settlement, consent judgment or other voluntary final disposition may be entered into without the consent of the other Co-Owner, which consent shall not be unreasonably withheld.

3) Assignor hereby permits the Commissioner of Patents and Trademarks to record Assignee as the assignee and owner of the Patents and of the Mark and Assignor hereby consents to such recordation.

            Assignor shall upon the request of Assignee execute such documents and take such other actions as Assignee may reasonably request to evidence and perfect the rights of Assignee in the property conveyed to it pursuant to this Agreement. The Assignor and Assignee have caused this Intellectual Property Transfer Agreement to be duly executed and authorized as of the date hereof.

                              ABBOTT LABORATORIES

                              By:  /s/ Sean E. Murphy
                                   ---------------------------------------
                              Name: Sean E. Murphy
                              Title: Vice President, Global Licensing/New
                              Business Development

                              IMARX THERAPEUTICS, INC.

                              By:  /s/ Evan Unger
                                   ---------------------------------------
                              Name: Evan Unger
                              Title: President and CEO

                                   SCHEDULE 1

                                     PATENTS

U.S. Patent No. 5,260,872, issued November 8, 1993, entitled Automated Testing System.

                                   SCHEDULE 2A

                                      MARK

Open-Cath-R(R)- registered in the United States of America on June 28, 2005, Reg. No. 2964295.

                                   SCHEDULE 2B

                                 QUITCLAIM MARK

Prolyse (to the extent the Assignor has any rights to such Mark)- registered in the United States of America on August 25, 1998, Reg. No. 2184286 and cancelled on May 28, 2005.

                                   Exhibit C

                       Previous Filed as Exhibit No. 10.8

                                   Exhibit D

Previously Filed as Exhibit No. 10.9 to Registration Statement on Form S-1 filed on May 19, 2006

                                                                       EXHIBIT E

                          CERTIFICATE OF DESIGNATION OF
                      RIGHTS, PREFERENCES AND PRIVILEGES OF
                            SERIES E PREFERRED STOCK
                           OF IMARX THERAPEUTICS, INC.

      Pursuant to Section 151(g) of the Delaware General Corporation Law, the undersigned Secretary of ImaRx Therapeutics, Inc., a Delaware corporation (the "Corporation") does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of the Corporation, the Board on September 30, 2005 adopted the following resolutions creating a series of shares of Preferred Stock designated as "Series E Preferred Stock":

      "NOW, THEREFORE BE IT RESOLVED, that pursuant to the authority vested in the Board by the Certificate of Incorporation, the Board does hereby provide for the issuance of a series of Preferred Stock of the Corporation, to be designated "Series E Preferred Stock," and to the extent that the designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Series E Preferred Stock are not stated and expressed in the Corporation's Certificate of Incorporation, the Board does hereby fix and herein state and express such voting powers and the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein):

      1. Establishment and Designation of Series. There is hereby established a series of Preferred Stock designated "Series E Preferred Stock" (the "Series E Preferred Stock"), to consist of an aggregate of one million (1,000,000) shares, with U.S.$.0001 par value, and to have the preferences, limitations and relative rights, including voting rights, as set forth herein.

      2. Dividends. The holders of the Series E Preferred Stock will be entitled to participate equally in all dividends payable with respect to the Common Stock, as, if and when declared by the Board, subject to the dividend preference of any series of Preferred Stock, on an as-if converted to Common Stock basis. The provisions of this Section 2 shall not, however, apply to a dividend payable in Common Stock.

      3. Voting Rights.

            (a) Except as otherwise required by law or as set forth in subparagraph (b) below, the Series E Preferred Stock will vote equally with the shares of Common Stock and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis:
Each holder of shares of Series E Preferred Stock will be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series E Preferred Stock are convertible (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                                                                       EXHIBIT E

            (b) Subject to the rights of any series of Preferred Stock that may from time to time come into existence, so long as any shares of Series E Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least 66 2/3% of the outstanding shares of Series E Preferred Stock (voting together as a separate class on an as-if-converted to Common Stock basis):

                  (i) alter or change the rights, preferences, or privileges of the Series E Preferred Stock in a manner that adversely affects the Series E Preferred Stock;

                  (ii) increase the authorized number of shares of Common Stock above 70,000,000 shares or the authorized number of shares of Preferred Stock above 30,000,000, or decrease the number of authorized shares of Series E Preferred Stock; or

                  (iii) amend or waive any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the Series E Preferred Stock.

      4. Liquidation Rights. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, subject to the liquidation preferences of all other series of preferred stock, the holders of the Series E Preferred Stock will participate equally with the holders of the Common Stock on an as-if converted to Common Stock basis with respect to the remaining assets of the Corporation available for distribution to the shareholders.

      5. Conversion. The Holders of the Series E Preferred Stock will have the following conversion rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the "Conversion Rights"):

            (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series E Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series E Preferred Stock will be entitled upon conversion shall be the product obtained by multiplying the then effective "Series E Preferred Stock Conversion Rate" (determined as provided in Section 5(b)), by the number of shares of Series E Preferred Stock being converted.

            (b) Series E Preferred Stock Conversion Rate. The "Original Issue Price" of each share of Series E Preferred Stock will be $4.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The conversion rate in effect at any time for conversion of the Series E Preferred Stock (the "Series E Preferred Stock Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series E Preferred Stock by the then effective "Series E Preferred Stock Conversion Price", calculated as provided in Section 5(c).

            (c) Series E Preferred Stock Conversion Price. The conversion price for the Series E Preferred Stock will initially be $4.00 (the "Series E Preferred Stock Conversion Price"). Such initial Series E Preferred Stock Conversion Price will be adjusted from time to time in accordance with this
Section 5.

                                                                       EXHIBIT E

            (d) Mechanics of Conversion. Each holder of Series E Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this
Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series E Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series E Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash (at the Common Stock's fair market value determined by the Board in good faith as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series E Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series E Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date that the first share of Series E Preferred Stock is issued (the "Series E Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series E Preferred Stock, the Series E Preferred Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Series E Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series E Preferred Stock, the Series E Preferred Stock Conversion Price in effect immediately before the combination will be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (f) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Series E Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series E Preferred Stock Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series E Preferred Stock Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series E Preferred Stock Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series E Preferred Stock Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

                                                                       EXHIBIT E

            (g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series E Original Issue Date, the Common Stock issuable upon the conversion of the Series E Preferred Stock is changed into the same or different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition (as defined below) or Asset Transfer (as defined below) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section
5), in any such event each holder of Series E Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property that would have been receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series E Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. An "Acquisition" means any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation. An "Asset Transfer" means a sale, lease or other disposition of all or substantially all of the assets of the Corporation.

            (h) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Series E Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the holders of the Series E Preferred Stock shall thereafter be entitled to receive upon conversion of the Series E Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series E Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series E Preferred Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Series E Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

            (i) Sale of Shares Below $4.00 and Series E Preferred Stock Conversion Price.

                  (A) If at any time or from time to time after the Series E Original Issue Date the Corporation issues or sells, or is deemed by the express provisions of this subsection 5(i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection 5(i)(D) below), other than as provided in Sections 5(e), (f), (g) and (h) above, for an

                                                                       EXHIBIT E

Effective Price (as defined in subsection 5(i)(D) below) below both $4.00 and the then effective Series E Preferred Stock Conversion Price, then the then existing Series E Preferred Stock Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the then effective Series E Preferred Stock Conversion Price by a fraction (I) the numerator of which shall be (1) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection 5(i)(B)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series E Preferred Stock Conversion Price and (II) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (x) the number of shares of Common Stock actually outstanding, (y) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (z) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

                  (B) For the purpose of making any adjustment required under this Section 5(h), the consideration received by the Corporation for any issue or sale of securities shall (I) to the extent it consists of cash, be computed at the aggregate amount of cash received by the Corporation, (II) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (III) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection 5(C)), or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                  (C) For the purpose of the adjustment required under this
Section 5(h), if the Corporation issues or sells (I) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (II) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the then effective Series E Preferred Stock Conversion Price, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any payable to the Corporation (including, without duplication, cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided, that if in the case of Convertible Securities the

                                                                       EXHIBIT E

minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amount of consideration without reference to such clauses; provided further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of reconsideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series E Preferred Stock Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series E Preferred Stock Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series E Preferred Stock Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (including, without duplication, cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided, that such readjustment shall not apply to prior conversions of Series E Preferred Stock.

                  (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(h), other than (I) shares of Common Stock issued upon conversion of Preferred Stock, (II) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like, and net of any repurchases of such shares or cancellations or exemptions of such options, warrants or other rights) before or after the Series E Original Issue Date to employees, officers or directors of, or consultants, advisors, strategic partners, lenders or creditors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; and
(III) shares of Common Stock issued to third parties in connection with license arrangements or other strategic transactions unanimously approved by the Board of Directors. References to Common Stock in this clause (D) shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(h). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or

                                                                       EXHIBIT E

sold by the Corporation under this Section 5(h), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 5(h), for such Additional Shares of Common Stock.

            (ii) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series E Preferred Stock Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series E Preferred Stock, if the Series E Preferred Stock is then convertible pursuant to this Section 5, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series E Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (B) the Series E Preferred Stock Conversion Price at the time in effect, (C) the number of Additional Shares of Common Stock and (D) the type and amount, if any, of other property which at the time would be received upon conversion of the Series E Preferred Stock.

            (iii) Notices of Record Date. Upon (A) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (B) any Acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series E Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by a vote or written consent of a majority of the outstanding Series E Preferred Stock a notice specifying (I) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (II) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (III) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

            (iv) Automatic Conversion.

                  (A) Each share of Series E Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series E Preferred Stock Conversion Price (I) at any time upon the affirmative vote or written consent of the holders of at least fifty percent (50%) of the outstanding shares of the Series E Preferred Stock, (II) in the event that there shall occur a merger or consolidation of the Corporation with or into another entity as a consequence of which the holder of the Series E Preferred Stock shall own 50% or less of the equity (on a fully diluted basis) of the surviving entity of such merger or consolidation

                                                                       EXHIBIT E

than the holders of the Series E Preferred Stock did of the Corporation prior thereto, or (III) immediately upon the closing of an initial public offering of the Corporation's Common Stock (an "IPO").

                  (B) Upon the occurrence of any of the events specified in
Section 5(iv)(A) above, the outstanding shares of Series E Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series E Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series E Preferred Stock, the holders of Series E Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series E Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series E Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

            (j) No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of Series E Preferred Stock, and the number of shares of Common Stock to be issued on conversion shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the aggregate number of shares of Series E Preferred Stock each holder is at the time converting into Common Stock, and the aggregate number of shares of Common Stock issuable to each such holder upon such conversion.

            (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series E Preferred Stock, such number of its shares of Common Stock that shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock not otherwise reserved for issuance shall not be sufficient to effect the conversion of all then outstanding shares of the Series E Preferred Stock, the Corporation will take such corporate action that may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Certificate of Incorporation.

            (l) Notices. Any notice required by the provisions of this Certificate of Incorporation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if

                                                                       EXHIBIT E

sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

            (m) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental changes that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series E Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series E Preferred Stock so converted were registered.

            (n) Stock Fully Paid. All shares of Common Stock that may be issued upon conversion of the Series E Preferred Stock will, upon issue, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof (other than restrictions under federal and state securities laws).

            (o) Waiver of Antidilution Adjustment. The antidilution adjustment provisions of any of Section 5(i) may be waived with respect to any issuance by the Corporation of its common Stock, or options, warrants or other rights to purchase its Common Stock, upon the vote or written consent of the Corporation and the holders of at least fifty percent (50%) of the outstanding Series E Preferred Stock.

      6. Redemption.

            (a) Series E Preferred Stock. The Corporation shall be obligated to redeem the Series E Preferred Stock as follows:

                  (i) The holders of at least a majority of the then outstanding shares of Series E Preferred Stock may require the Corporation, to the extent it may lawfully do so, to redeem all, but not less than all, of the outstanding shares of Series E Preferred Stock if within two (2) years after the Series E Original Issue Date, the Corporation (x) has not become subject to the public reporting requirements of Section 12(g) or Section 15(d) of the Securities Exchange Act of 1934, as amended, and (y) sells all or substantially all of the assets of the Corporation purchased from the original holders of the Series E Preferred Stock under the terms of that certain "Asset Purchase Agreement" dated September __, 2005 (the "Redemption Sale"). The Corporation shall effect the redemption by paying in cash in exchange for the shares of Series E Preferred Stock a sum equal to $10 per share of Series E Preferred Stock. The total amount to be paid for the Series E Preferred Stock is hereafter referred to as the "Redemption Price."

                  (ii) At least ten (10) business days but no more than sixty
(60) business days prior to the anticipated closing of the Redemption Sale, the Corporation shall send a notice in accordance with Section 5(k) (a "Redemption Notice") to all holders of Series E Preferred Stock notifying them of the proposed Redemption Sale (including its basis terms and anticipated closing date) and of their right to require redemption of their Shares under this
Section 6. If the anticipated closing date of the Redemption Sale shall be delayed, the Corporation shall promptly

                                                                       EXHIBIT E

notify all holders of Series E Preferred Stock of the new anticipated closing date. If holders of at least a majority of the then outstanding shares of Series E Preferred Stock deliver to the Corporation, no later than three (3) business days prior to closing of the Redemption Sale, a written notice election to require redemption of all of the outstanding shares of Series E Preferred Stock Hereunder, then the Corporation shall, promptly after closing of the Redemption Sale, send notice to all such holders setting forth the date on which the Corporation intends to effect the redemption of the shares of Series E Preferred Stock (which shall not be more than thirty (30) business days after the closing of the Redemption Sale (the "Redemption Date"), and information as to the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. The redemption shall proceed unless, at least five
(5) business days prior to the Redemption Date, the holders of at least a majority of the then outstanding shares of Series E Preferred Stock provide notice in writing to the Corporation that the redemption will not occur.

                  (iii) On or after the Redemption Date, each holder of shares of Series E Preferred Stock shall surrender such holder's certificates representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to each holder) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as a holder of Series E Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of the holder's certificates) shall cease and terminate with respect to such shares; provided that in the event that shares of Series E Preferred Stock are not redeemed due to default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series E Preferred Stock shall remain outstanding to the extent not paid for, and shall be entitled to all of the rights and preferences provided herein.

      7. Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets, cash (excluding cash dividends declared out of retained earnings) or options or rights not referred to in Section 5, then, in each such case for the purpose of this Section 7, the holders of Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock would be convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

      8. Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets provided for in Section 5 hereof or in connection with an Acquisition or Asset Transfer as defined in Section 4(b)), provision shall be made so that the holders shall thereafter be entitled

                                                                       EXHIBIT E

to receive upon conversion of the Series E Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of Section 5 with respect to the rights of the holders after the recapitalization to the end that the provisions of Section 5 (including adjustment of the applicable Series E Preferred Stock Conversion Price then in effect and the number of shares purchasable upon conversion of the Series E Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

      9. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the applicable Conversion Rights and redemption rights of the holders against impairment. If the Corporation is unable or shall fail to discharge its obligations under Section 5 or Section 6 (an "Obligation"), such Obligation shall be discharged as soon as the Corporation is able to discharge such Obligation.

      FURTHER RESOLVED, that the Secretary of the Corporation is hereby authorized and directed to prepare and file a Certificate of Designation of Rights, Preferences and Privileges in accordance with the following resolution and the provisions of the Delaware General Corporation Law and to take such actions as he deems necessary or appropriate to carry out the intent of the foregoing resolution."

                                                                       EXHIBIT E

      IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 30 day of September, 2005.

                                     IMARX THERAPEUTICS, INC.

                                     By   /s/ Evan Unger
                                         ------------------------------------

                                                                       EXHIBIT F

***CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

   PROTOCOL TO DETERMINE THE VIABILITY AND GROWTH OF [* * *] CELLS FOLLOWING
                         RECOVERY OF CELLS FROM [* * *]

1. Remove 2 ampules [* * *] from the Master Cell Bank (MCB) originally located in Building M6 and [* * *] from the MCB originally located in building M3B.

2.    Remove 2 ampules [* * *] located in building MCB.

3.    [* * *]

4.    [* * *]

5.    [* * *]

6.    [* * *]

7.    [* * *]

8.    [* * *]

9.    [* * *]

10.   [* * *]

11.   [* * *]

12.   [* * *]

13.   [* * *]

                                                                       EXHIBIT F

***CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. A COMPLETE VERSION OF THIS EXHIBIT HAS BEE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

[* * *]

                                   Exhibit G

Previously Filed as Exhibit No. 10.7 to Registration Statement on Form S-1 filed on May 19, 2006

                                                                       EXHIBIT H

                            IMARX THERAPEUTICS, INC.

                   SERIES E PREFERRED STOCK PURCHASE AGREEMENT

      This Series E Preferred Stock Purchase Agreement (this "Agreement") is entered into as of the date set forth below between ImaRx Therapeutics, Inc., a Delaware corporation (the "Company") and Abbott Laboratories, an Illinois corporation (the "Purchaser"). The parties hereby agree as follows:

                                   SECTION 1

                      AUTHORIZATION AND SALE OF SECURITIES

      1.1 AUTHORIZATION. The Company has, or before the Closing (as defined in Section 2.1) will have, duly authorized the sale and issuance pursuant to the terms and conditions hereof of shares of its Series E Preferred Stock (the "Shares") having the rights, restrictions, privileges and preferences set forth in the Certificate of Designation of Rights, Preferences and Privileges of Series E Preferred Stock to be filed with the Delaware Secretary of State in substantially the form attached hereto as Exhibit A (the "Designations").

      1.2 SALE OF SECURITIES. Subject to the terms and conditions hereof, at the Closing, the Company will issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, One Million (1,000,000) Shares as partial consideration for the Company's purchase of certain assets from Purchaser pursuant to that certain Asset Purchase Agreement between the parties dated September 30, 2005 (the "Asset Purchase Agreement").

                                    SECTION 2

                                CLOSING; DELIVERY

      2.1 CLOSING. The closing of the purchase by the Purchaser and the sale by the Company of the Shares (the "Closing") shall be held at the offices of DLA Piper Rudnick Gray Cary US LLP, counsel to the Company, at 701 Fifth Avenue, Suite 7000, Seattle, WA 98104, on the date of closing of the transactions contemplated by the Asset Purchase Agreement (the "Closing Date").

      2.2 DELIVERY. At the Closing, the Company will issue to the Purchaser a certificate in the Purchaser's name representing the Shares purchased by the Purchaser.

                                    SECTION 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to the Purchaser as follows:

      3.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized and existing under the laws of the State of Delaware. The Company has the requisite corporate power to own and operate its properties and assets.

      3.2 CORPORATE POWER. The Company has all requisite corporate power to enter into this Agreement, to sell the Shares hereunder and to carry out and perform its other obligations under the terms of this Agreement.

      3.3 CAPITALIZATION. As of the date of this Agreement, the capitalization of the Company consists of the following:

            (a) Common Stock. A total of 20,000,000 authorized shares of Common Stock, of which 8,943,532 shares were issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, fully paid and are nonassessable.

            (b) Preferred Stock. A total of 15,000,000 authorized shares of Preferred Stock, consisting of 2,400,000 shares designated Series A Preferred Stock, 2,291,144 of which were issued and outstanding; 800,000 shares designated Series B Preferred Stock, 593,226 of which were issued and outstanding; 1,700,000 shares designated Series C Preferred Stock, 285,714 of which were issued and outstanding; 545,500 shares designated Series D Preferred Stock, 438,232 of which were issued and outstanding; and 1,000,000 shares designated Series E Preferred Stock, none of which are issued and outstanding. All of the outstanding shares of Preferred Stock have been duly authorized, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws.

            (c) Proposed Increase in Authorized Capital. The Company plans to seek stockholder approval of a substantial increase in the number of authorized shares of its Common Stock and Preferred Stock in order to ensure the availability of an adequate number of shares to cover: (i) the conversion of the Secured Convertible Promissory Notes in the aggregate principal amount of $4,000,000 and the exercise of the related Warrants issued pursuant to that certain Secured Note and Warrant Purchase Agreement dated September [29], 2005,
(ii) the reservation of an adequate number of shares of Common Stock for issuance upon conversion of the Shares, (iii) an increase the number of shares available for issuance pursuant to the Company's 2000 Stock Plan by 2,000,000 shares, to an aggregate of 5,000,000 shares, (iv) the possible exercise by the Company and the placement agent in the Company's current Common Stock offering of the right to exercise a 25% over-subscription option to offer an additional 625,000 shares in such offering, and (v) possible future strategic transactions and future equity financings. The exact number of authorized shares for which the Company will seek stockholder approval has not yet been determined.

      3.4 OTHER SECURITIES. The Company has reserved 3,000,000 shares of its Common Stock for issuance to service providers of the Company, of which 2,603,200 shares are subject to options that are currently outstanding. In addition, there are outstanding warrants to purchase 1,211,404 shares of Common Stock and 10,909 shares of Series A Preferred Stock. The Company has or will issue Secured Convertible Promissory Notes in the aggregate principal amount of $4,000,000 and warrants to purchase up to 100,000 shares of Common Stock in connection with a bridge financing to close immediately prior to the closing of the transactions pursuant to the Asset Purchase Agreement. There are currently 2,395,686 shares of Common Stock issuable upon conversion of outstanding shares of Series A Preferred Stock, 1,035,073 shares of Common Stock issuable upon conversion of outstanding shares of Series B Preferred Stock, 295,858 shares of Common Stock issuable upon conversion of outstanding shares of Series C Preferred Stock, and 602,570 shares of Common Stock issuable upon conversion of outstanding shares of Series D Preferred Stock. The Company is currently offering for sale up to an aggregate of 2,500,000 shares of Common Stock, and will issue a warrant to purchase up to 250,000 shares of Common Stock to the placement agent in such offering if the maximum amount is sold in the offering. An additional 625,000 shares of Common Stock might be issued in the Company's current Common Stock offering, and the placement agent may receive a warrant to purchase up to an additional 62,500 shares of Common Stock, if the Company and the placement agent exercise an over-subscription option. Except as set forth in this Section 3.4, the Company has no obligation (contingent or otherwise) to (i) issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness of the Company or (ii) purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

      3.5 AUTHORIZATION.

            (a) All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement, and the authorization, sale, issuance and delivery of the Shares and the performance of the Company's obligations hereunder has been taken or will be taken prior to the Closing.

            (b) This Agreement, when executed and delivered by the Company, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to (i) laws of general application relating to specific performance, injunctive relief or other equitable remedies, and (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally.

            (c) When issued, sold and delivered in accordance with the terms of this Agreement for the consideration provided for herein, the Shares will be duly authorized, validly issued, fully paid and non-assessable, and free of any liens or encumbrances other than restrictions on transfer under this Agreement and applicable state and federal securities laws. The shares of Common Stock issuable upon conversion of the Shares (the "Conversion Shares"), upon issuance in accordance with the terms of the Designations, will be duly authorized, validly issued, fully paid and non-assessable, and free of any liens or encumbrances other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

      3.6 DISCLOSURE. The Company has fully provided the Purchaser with all information which the Purchaser has requested for deciding whether to purchase the Shares and all information which the Company believes is reasonably necessary to enable the Purchaser to make such a decision. Neither this Agreement nor any other statement or certificate made or delivered in connection with the Agreement and the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary not to make the statements herein untrue or misleading.

      3.7 SECURITIES LAW EXEMPTION. Based in part on the accuracy of the representations and warranties of the Purchaser contained in Section 4 hereof, the offer, sale and issuance of the Shares is and will be exempt from the registration requirements of the Securities Act of 1933, as amended, and the registration, permit or qualification requirements of any applicable state securities laws. The Company has not taken any action that would preclude reliance upon such exemption, including any general solicitation. The Purchaser acknowledges that, in making the foregoing representation, the Company has relied upon the Purchaser's representations and warranties set forth in this Agreement to qualify for such exemptions from registration.

                                   SECTION 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      The Purchaser hereby represents and warrants as follows:

      4.1 AUTHORIZATION.

            (a) All corporate actions on the part of the Purchaser necessary for the authorization, execution, delivery and performance of this Agreement, has been taken or will be taken prior to the Closing.

            (b) This Agreement, when executed and delivered by the Purchaser, constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms, subject to (i) laws of general application relating to specific performance, injunctive relief or other equitable remedies, and (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally.

      4.2 INVESTMENT. The Purchaser is acquiring the Shares and the Conversion Shares (collectively, the "Securities") for investment for the Purchaser's own account and not with the view to the public resale or distribution thereof within the meaning of the Securities Act, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Securities. No other person has a direct or indirect beneficial interest, in whole or in part, in such Securities. The Purchaser understands that the Securities have not been registered under the Securities Act by reason of a specific exemption thereunder, which depends upon, among other things, the bona fide nature of the Purchaser's investment intent as expressed herein.

      4.3 RESTRICTIONS ON TRANSFER. The Purchaser acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act or the Company receives an opinion of counsel satisfactory to the Company that such registration is not required.

The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of stock purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the stock, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the stock to be sold, the sale being through a "broker's transaction" or a transaction directly with a "market maker" and the number of shares of the stock being sold during any three-month period not exceeding specified limitations. The Purchaser further acknowledges and understands that the Company may not be able to satisfy the current public information requirement of Rule 144 at the time the Purchaser wishes to sell the Securities and, if so, the Purchaser would be precluded from selling the Securities under Rule 144 even if the one year minimum holding period has been satisfied. There is no assurance that any exemption from registration under the Securities Act will be available or, if available, will allow such person to dispose of, or otherwise transfer, all or any portion of the Securities.

                                   SECTION 5

                CONDITIONS TO PURCHASER'S OBLIGATIONS AT CLOSING

      The obligations of the Purchaser under this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

      5.1 REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects when made, and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

      5.2 PERFORMANCE OF OBLIGATIONS; CONSENTS AND WAIVERS. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the Asset Purchase Agreement that are required to be performed or complied with by it on or before the Closing Date and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

      5.3 DESIGNATIONS EFFECTIVE. The Designations shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors, and shall have been duly filed with and accepted by the Secretary of State of the State of Delaware.

      5.4 SECURITIES EXEMPTIONS. The offer and sale of the Securities to the Purchaser pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act, and the registration and/or qualification requirements of all applicable state securities laws.

      5.5 CLOSING OF ASSET PURCHASE AGREEMENT. The parties will have consummated and closed the transactions contemplated by the Asset Purchase Agreement.

                                   SECTION 6

                 CONDITIONS TO COMPANY'S OBLIGATIONS AT CLOSING

         The Company's obligation to sell and issue the Shares at the Closing is subject to the fulfillment of the following conditions, any of which may be waived by the Company:

      6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by each Purchaser in Section 4 hereof shall have been true and correct when made and shall be true and correct on the Closing Date as if made on and as of such Closing Date.

      6.2 PERFORMANCE OF OBLIGATIONS; CONSENTS AND WAIVERS. The Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the Asset Purchase Agreement that are required to be performed or complied with by it on or before the Closing Date and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described in the Asset Purchase Agreement.

      6.3 CONSENTS AND WAIVERS. The Company shall have obtained any and all consents and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

      6.4 DESIGNATIONS EFFECTIVE. The Designations shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and, and shall have been duly filed with and accepted by the Secretary of State of the State of Delaware.

      6.5 SECURITIES EXEMPTIONS. The offer and sale of the Shares to the Purchaser pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act, and the registration and/or qualification requirements of all applicable state securities laws.

      6.6 CLOSING OF ASSET PURCHASE AGREEMENT. The parties will have consummated and closed the transactions contemplated by the Asset Purchase Agreement.

                                   SECTION 7

                  RESTRICTIONS ON TRANSFERABILITY OF SECURITIES

      7.1 RESTRICTIONS ON TRANSFERABILITY. The Securities shall not be transferable except upon the conditions specified in this Section 7. The Purchaser will cause any proposed transferee of the Securities held by the Purchaser to agree to take and hold such Securities subject to the provisions and upon the conditions specified in this Section 7.

      7.2 RESTRICTIVE LEGENDS. Each certificate representing the Securities, and any other securities issued in respect of the Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (except as otherwise permitted by the provisions of this Section 7), shall be stamped or otherwise imprinted with legends in substantially the following form:

            (a) THIS SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT AS OTHERWISE SET FORTH HEREIN AND UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION, (B) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

            (b) Any other legends required by applicable state securities laws.

      The Company need not register a transfer of legended Securities and may also instruct its transfer agent not to register the transfer of the Securities, unless the conditions specified in each of the foregoing legends are satisfied.

      7.3 REMOVAL OF LEGEND AND TRANSFER RESTRICTIONS. Any legend endorsed on a certificate pursuant to subsection 7.2(a) and the stop transfer instructions with respect to such legended Securities shall be removed, and the Company shall issue a certificate without such legend to the holder of such Securities, if such Securities are registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available or if such holder satisfies the requirements of Rule 144(k).

                                   SECTION 8

                                  MISCELLANEOUS

      8.1 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the exhibits to this Agreement and the agreements reference herein constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly superseded hereby. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party against whom enforcement of any such amendment or waiver is sought. Any amendment or waiver effected in accordance with this Section 8.1 shall be binding upon the Company and the Purchaser and each future holder of the securities purchased hereunder.

      8.2 GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of Delaware, without reference to principles of choice of law.

      8.3 SURVIVAL. Unless otherwise set forth in this Agreement, the representations, warranties covenants and agreements made herein shall survive the execution and delivery of this Agreement and the Closing for a period of one
(1) year following the Closing.

      8.4 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

      8.5 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given
(i) upon actual delivery to the party to be notified, (ii) 24 hours after confirmed facsimile transmission, or (iii) one business day after deposit with a recognized overnight courier, addressed (a) if to the Purchaser, at the Purchaser's address set forth on the signature page hereto, or at such other address as the Purchaser shall have furnished to the Company in writing upon 10 days' notice, (b) if to any other holder of any Securities, at such address as such holder shall have furnished the Company in writing upon 10 days' notice or, until any such holder so furnishes an address to the Company, to and at the address of the last holder of such Securities who has so furnished an address to the Company or (c) if to the Company, at the following address:

                ImaRx Therapeutics, Inc.
                1635 East 18th Street
                Tucson, AZ 85719
                Attention: Greg Cobb
                Fax: (520) 791-2437

                With a copy to:

                John Steel
                DLA Piper Rudnick Gray Cary US LLP
                701 Fifth Avenue, Suite 7000
                Seattle, WA  98104
                Fax: (206) 839-4801

or at such other address as the Company shall have furnished to the Purchaser upon 10 days' notice.

      8.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

      8.7 TITLES AND SUBTITLES; REFERENCES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

      8.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

      8.9 EXPENSES. The Company and the Purchaser shall each bear their respective expenses and legal fees incurred in connection with the negotiation and consummation of this Agreement.

      8.10 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any Purchaser, upon any breach or default of the Company under this Agreement, shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind of character on a Purchaser's part of any breach or default under this Agreement, or any waiver on a Purchaser's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, or by law or otherwise afforded to a Purchaser, shall be cumulative and not alternative.

      8.11 ATTORNEY FEES. Notwithstanding any other provision herein, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the exhibits hereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such party may be entitled.

                  [REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Series E Preferred Stock Purchase Agreement as of September 30, 2005.

                            IMARX THERAPEUTICS, INC.

                            By:    /s/ Evan Unger
                               ----------------------
                            Name: Evan Unger
                            Title: President and CEO

                            ABBOTT LABORATORIES

                            By:  /s/ Sean E. Murphy
                               ----------------------
                            Name: Sean E. Murphy
                            Title: Vice President, Global Licensing/New
                            Business Development

                                    EXHIBITS

Exhibit A - Certificate Of Designation Of Rights, Preferences And Privileges Of Series E Preferred Stock